UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

TRONOX LIMITED

(ACN 153 348 111)

(Exact name of registrant as specified in its charter)

Western Australia, Australia	1-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(Address of principal executive offices, including Zip Code)

(203) 705-3800

(Registrant’s telephone number, including area code)

3301 N.W. 150th Street

Oklahoma City, Oklahoma 73134

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Shareholder’s Deed

In connection with completion of Tronox Limited’s acquisition of Exxaro Resources Limited’s mineral sands business (the “Transaction”), Tronox Limited and Exxaro Resources Limited (“Exxaro”) entered into a Shareholder’s Deed (the “Shareholder’s Deed”). The Shareholder’s Deed will govern the actions of Exxaro, Exxaro International BV, their subsidiaries and affiliates, and permitted transferees as holders of Class B Ordinary Shares of Tronox Limited (the “Class B Shares”). Following completion of the Transaction, Exxaro and Exxaro International BV collectively own 100% of the Class B Shares, representing approximately 38.5% of the voting securities of Tronox Limited and holders of Tronox Incorporated common stock immediately prior to completion of the Transaction collectively own 100% of the Class A Ordinary Shares of Tronox Limited (the “Class A Shares”), representing approximately 61.5% of the voting securities of Tronox Limited. Exxaro will retain a 26.0% ownership interest in the South African operations of the acquired mineral sands business, which consists of Exxaro Sands Proprietary Limited (“Exxaro Sands”) and Exxaro TSA Sands Proprietary Limited (“Exxaro TSA Sands”), in order to comply with ownership requirements of Black Economic Empowerment (“BEE”) legislation in South Africa. The retained ownership interest in the South African operations may be exchanged for Class B Shares under certain circumstances (see disclosure under the heading “Put/Call Option” below), resulting in Exxaro owning approximately 41.7% of the voting securities of Tronox Limited after such exchange (based on the total number of issued voting shares immediately after completion of the Transaction and assuming no subsequent issuances of new Tronox Limited shares).

The following is a summary of certain provisions of the Shareholder’s Deed. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder’s Deed, which is included as an exhibit this Current Report on Form 8-K.

Exxaro’s Standstill Obligations

Under the Shareholder’s Deed, the holders of Class B Shares have agreed, for a period of three years beginning on the date of the Shareholder’s Deed (the “Standstill Period”), not to, and to cause their affiliates not to, with certain exceptions, (i) acquire beneficial ownership of shares in Tronox Limited if, after such acquisition, the holders of Class B Shares and their affiliates would have a voting interest in Tronox Limited of 45.0% or more, or (ii) publicly (or privately, if such private disclosure would reasonably be expected to require Tronox Limited to make a public disclosure) disclose any intention or plan to take actions which would result in the 45.0% voting interest threshold being reached or exceeded. In addition, during the Standstill Period, each holder of Class B Shares has agreed not to engage in any transaction or series of transactions that would result in a change of control of that holder of Class B Shares if, as a result of such transactions, a change of control of Tronox Limited would occur. The Shareholder’s Deed provides that after the Standstill Period, each holder of Class B Shares will not, and will cause each of its affiliates not to, acquire beneficial ownership of shares in Tronox Limited if, following such acquisition the holder of Class B Shares and its affiliates will have a voting interest in Tronox Limited of 50.0% or more, unless the holder of Class B Shares complies with certain procedures, including bringing any proposal to equal or exceed the 50.0% limit to the board of directors of Tronox Limited on a confidential basis and negotiating in good faith with a special committee of the board of directors for a specified period. If, after the specified period, the holders of Class B Shares and the special committee do not reach agreement on the proposal, the holders of Class B Shares are permitted to make a takeover offer for all the shares held by shareholders not affiliated with the holder of the Class B Shares making the takeover offer, subject to a non-waivable condition that binding acceptances be received from a majority of the shares held by shareholders not affiliated with the holder of Class B Shares making the takeover offer.

Preemptive Rights

Other than for certain permitted issuances of Class A Shares and for so long as the holders of Class B Shares hold a voting interest in Tronox Limited of at least 7.5%, the Shareholder’s Deed grants the holders of Class B Shares preemptive rights to subscribe for additional Class B Shares to maintain their relative voting interest in Tronox Limited should any additional Class A Shares be issued.

Transfer Restrictions

During the Standstill Period and subject to certain exceptions, the holders of Class B Shares agree not to transfer any shares in Tronox Limited unless such transfer is (i) to a controlled affiliate, nominee or broker, (ii) for at least 20.0% of the voting interest in Tronox Limited and is approved by the directors of Tronox Limited nominated by Class A Shareholders, or (iii) a pledge of the shares to a permitted financial institution to secure bona fide borrowings from such person. A transfer of Class B Shares following the Standstill Period will be exempt from the restrictions on acquisitions of voting interests of 20.0% or more in the Constitution if the transferee signs a deed of accession to the Shareholder’s Deed, no person’s voting power (as defined in the Shareholder’s Deed) in Tronox Limited would be equal to or greater than 50.0% as a result of the transfer and the transfer has been approved by a resolution passed by a majority of votes attached to all Class A Shares and Class B Shares, other than shares held by the transferor, transferee or an associate of either.

Put/Call Option

Under the Shareholder’s Deed, at any time after the Empowerment Period (as that term is defined in the South African Shareholders’ Agreement, which is described below) and subject to certain restrictions and exceptions (including additional restrictions on the exercise of the put option during the Standstill Period if it would result in Exxaro acquiring a voting interest of 45.0% or more in Tronox Limited and after the Standstill Period if it would result in Exxaro acquiring a voting interest of 50.0% or more in Tronox Limited), Exxaro has an option to put all of its retained ownership interests in Exxaro Sands or Exxaro TSA Sands to Tronox Limited in exchange for issue of new Class B Shares, and Tronox Limited holds a similar option to call such shares in the South African subsidiary. If the put option or call option is exercised, Exxaro will also have the right, subject to certain restrictions and exceptions, to subscribe for such number of Class B Shares equal to the number of Class B Shares that Exxaro could have subscribed for pursuant to its preemptive rights if it had owned the new Class B Shares issued as a result of the put option or call option since the completion of the Transaction.

Governance Matters

The Shareholder’s Deed also addresses various governance matters, a number of which are also contained in the Constitution.

The Shareholder’s Deed requires the board of directors of Tronox Limited be set at nine members, at least six of whom will be elected by holders of Class A Shares (one of whom must ordinarily reside in Australia), and prescribes that the number of directors elected by holders of Class B Shares will be between zero and three based on the total voting interest in Tronox Limited represented by issued Class B Shares. The number of directors from each class is determined as follows: (i) when the voting interest of the Class B Shares is at or above 30.0%, the board will consist of six Class A Directors and three Class B Directors; (ii) when the voting interest of the Class B Shares is at or above 20.0% (but less than 30.0%), the board will consist of seven Class A Directors and two Class B Directors; (iii) when the voting interest of the Class B Shares is at or above 10.0% (but less than 20.0%), the board will consist of eight Class A Directors and one Class B Director; and (iv) when the voting interest of the Class B Shares is less than 10.0%, the board of directors will consist of Class A Directors only. Class B Directors will serve on committees of the board (other than the Special Committee or Nominating Committee) proportionally to their representation on the board of directors.

The Shareholder’s Deed also requires a supermajority of the board (being the affirmative vote of any six directors) to approve certain “extraordinary matters,” including the election or termination of the Chairman of the Board or Chief Executive Officer of Tronox Limited, certain delegations of board powers to a committee, any proposed amendment to the Constitution (other than technical amendments that do not involve any material change), the decision to pay dividends, the decision to adopt a dividend reinvestment plan, the settlement of certain environmental claims, the issuance of certain voting shares or securities convertible into voting shares in Tronox Limited where the amount to be issued when combined with any other issues in the preceding twelve months would exceed 12.0% of Tronox Limited’s then-issued voting shares, entering into certain material acquisitions, dispositions, obligations or agreements, and entering into a new business area.

Other Rights

For as long as the Class B voting interest is at least 7.5%, Tronox Limited may not adopt, approve or recommend to its shareholders a dividend reinvestment plan (or any plan with similar effect) without prior written approval from the holders of Class B Shares. Any proposed candidate to replace Tronox Limited’s chief executive officer requires prior approval (not to be unreasonably withheld or delayed) from the holders of Class B Shares.

Pursuant to the Shareholder’s Deed, beginning on the third anniversary of completion of the Transaction, subject to certain exceptions, the holders of Class B Shares will have the right to require Tronox Limited to register for public resale some or all of the Class A Shares deliverable upon conversion of the Class B Shares. Holders of Class B Shares will have the right to demand up to three such registrations. In addition, subject to the transfer restrictions described above, holders of Class B Shares will be granted piggyback rights on any registration by Tronox Limited, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. Tronox Limited would be responsible for the expenses of any such registration. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

In addition, under the Shareholder’s Deed, the Class B Shares hold certain matching rights and other rights.

Termination

The Shareholder’s Deed will terminate on the earliest of the date on which (i) Tronox Limited and the holders of Class B Shares (who are or have become a party to the Deed) agree in writing to the termination, (ii) the number of voting shares beneficially owned by holders of Class B Shares (who are or have become a party to the Deed) represents less than 5.0% of Tronox Limited’s total issued voting shares, and (iii) a holder of Class B Shares (who is or has become a party to the Deed) (x) pays the consideration to Tronox Limited shareholders in respect of a Unilateral Takeover Offer (as defined in the Shareholder’s Deed) made by it for all of the voting shares in Tronox Limited or (y) acquires under an Acquisition Proposal (as defined in the Shareholder’s Deed) voting shares representing at least 50.0% of the voting shares in Tronox Limited held by non-affiliated shareholders and, in the case of each of (x) and (y), where such transaction has occurred in compliance with the Shareholder’s Deed.

South Africa Shareholders’ Agreement

In connection with completion of the Transaction, on June 15, 2012, Tronox Limited, Tronox Sands Holdings Pty Limited (“Tronox Sands”), Exxaro, Exxaro Sands and Exxaro TSA Sands entered into a Shareholders’ Agreement, which will regulate the relationship and rights of Tronox Limited and Exxaro with respect to Exxaro Sands and Exxaro TSA Sands (the “South African Shareholders’ Agreement”). Following completion of the Transaction, Exxaro owns 26.0%, and Tronox Limited owns 74.0%, of the entire issued share capital of each of Exxaro Sands and Exxaro TSA Sands (together the “South African Acquired Companies”).

The following is a summary of certain provisions of the South African Shareholders’ Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the South African Shareholders’ Agreement, which is included as an exhibit to this Current Report on Form 8-K.

The South African Shareholders’ Agreement provides that the board of each South African Acquired Company will have a maximum of five directors. Exxaro will be entitled to nominate a certain number of directors depending on its current shareholding as follows: (i) when Exxaro holds 10.0% or more but less than 26.0% of the issued share capital of a South African Acquired Company, it will be entitled to nominate one non-executive director to the board of such South African Acquired Company, and (ii) when Exxaro holds 26.0% or more but less than 40.0% of the issued share capital of a South African Acquired Company, it will be entitled to nominate two non-executive directors to the board of such South African Acquired Company, one of whom must be a historically disadvantaged South African. Tronox Sands will be entitled to nominate the remaining members of each respective board. If Exxaro holds more than 40.0% but less than a majority of the issued share capital of a South African Acquired Company, Exxaro and Tronox Sands will meet and agree upon how to reconstitute the board of that company.

For a period of either ten years following completion of the Transaction, or an earlier date if confirmed by the South Africa Department of Mineral Resources (the “DMR”) in writing as being the date from which “ownership” requirements are no longer relevant to the South African Acquired Companies and their subsidiaries and to the business and assets of each respective South African Acquired Company and its subsidiaries (“Empowerment Period”), (i) with certain limited exceptions, Exxaro agrees not to dispose of or encumber its shares or rights or interest in any South African Acquired Company, or enter into any option, derivative or other transaction, unless it does so to or in favor of an historically disadvantaged South African, and (ii) if a South African

Acquired Company ceases to qualify as an historically disadvantaged South African or ceases to comply with the BEE requirements under South African mining law, the parties will take certain prescribed remedial steps as described below. Where this occurs as a result of a change in law, these remedial steps include Tronox Sands and Exxaro jointly determining how best to remedy the position. Where this occurs for a different reason, these steps include Exxaro attempting to agree a remedial period with the DMR (“BEE Grace Period”), Exxaro preparing and submitting to Tronox Sands and the DMR a remedial plan setting out what steps need to be taken to remedy the position, and the parties then implementing such remedial plan once approved. If the DMR agrees to a BEE Grace Period during which the parties can rectify the position, in order to comply with the BEE requirements under South African mining law again, then Exxaro will be entitled to utilize three quarters of any such time period permitted by the DMR and to the extent that it has been unsuccessful during that period, Tronox Sands will have the balance available to it to facilitate compliance for and on behalf of the respective South African Acquired Company that fails to comply with the necessary BEE requirements under South African mining law. In the event that the DMR either does not agree to a remedial period or the attempted remedial action fails, the shares held by Exxaro will be warehoused in a trust for onward disposal to a suitably qualified historically disadvantaged South African approved by Tronox Sands. In the event that a remedial plan is agreed but then not implemented, Tronox Sands will be entitled to sell Exxaro’s shares in the affected South African Acquired Company to a suitably qualified historical disadvantaged South African approved by Tronox Sands.

The South African Shareholders’ Agreement provides Exxaro and Tronox Sands with certain pre-emptive rights relating to the issuance of equity by a South African Acquired Company and in relation to a disposal by the other of its shares in a South African Acquired Company.

Funding for the operations of the South African Acquired Companies will be procured, in the first instance, from third party financiers on an arm’s-length basis or, if not possible, from Tronox Sands on an arm’s-length basis. Tronox Sands is entitled to capitalize its loan funding so made available at any time after the Empowerment Period, or during the Empowerment Period if it will not negatively impact the empowerment status of the South African Acquired Company.

Each South African Acquired Company will, as soon as possible after the end of its financial year, declare and pay dividends to its shareholders. In order to comply with South African BEE requirements, these dividends will be such that Exxaro will receive a minimum “trickle dividend” of at least R260,000 ($32,138) per year, subject to certain limitations in our South African financing agreements.

Drag-along and tag-along rights apply in favor of Exxaro in the event that Tronox Sands makes an offer of its entire shareholding in a South African Acquired Company and, in either instance, Exxaro may at that time either purchase the shares held by Tronox Sands or may exercise the “Put Option” granted to it in the Shareholder’s Deed.

A shareholder is deemed to have offered its shares in the event that it (i) becomes subject to any provisional or final order for its sequestration, curatorship, liquidation, winding up, judicial management, business rescue or is made subject to any similar or equivalent disability in any other relevant jurisdiction or is deregistered (unless as a result of a bona fide corporate restructure), (ii) a shareholder compromises or offers to compromise with its creditors, or (iii) a shareholder breaches a material term of the South African Shareholders’ Agreement which is not capable of being remedied. The purchase price of the shares will be the fair value thereof.

In addition to the above provisions, the South African Shareholders’ Agreement contains a number of provisions which are typically found in an agreement of this nature, including confidentiality undertakings. Under the agreement, all disputes are to be resolved through arbitration, to be administered in South Africa through the rules of the Arbitration Foundation of South Africa.

Transition Services Agreement

In connection with completion of the Transaction, on June 15, 2012, Exxaro, Tronox Limited, Exxaro Sands and Exxaro TSA Sands entered into a Transition Services Agreement (the “Transition Services Agreement”). The following is a summary of the material provisions of the Transition Services Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Services Agreement, which is included as an exhibit to this Current Report on Form 8-K.

The Transition Services Agreement provides that, following completion of the Transaction, Exxaro or its affiliates will provide Tronox Limited, Exxaro Sands and Exxaro TSA Sands with support services on an arm’s-length and independent contractor basis, including services relating to human resources, finance, supply chain management, safety, health, environment and community services, information management, technology, corporate affairs, service management, and other cross functional services. Exxaro will provide the services for a period of one to three years or longer, depending upon how long Tronox Limited requires the services. Exxaro or its affiliates will perform the services exercising at least the same degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as it exercises in performing similar services for its own account.

In order to facilitate the proper and effective implementation of the Transition Services Agreement, each party will nominate a representative to act as the primary contact person for the provision of all the services. The parties will also establish a joint steering committee to provide oversight for the provision of services under the agreement. All intellectual property of Exxaro required to properly implement the services will remain the property of Exxaro but will be licensed to Tronox Limited on a perpetual, royalty-free basis to the extent it relates to any work product developed or generated in the course of Exxaro’s provision of services under the Transition Services Agreement. Any intellectual property that is created during the term of the Transition Services Agreement for and on behalf of Tronox Limited by Exxaro or its affiliates will vest with Tronox Limited. In consideration of each service provided during the term of the Transition Services Agreement, Tronox Limited will pay Exxaro, on a monthly basis, an amount equal to the service costs attributable to the services actually provided by Exxaro or its affiliates to Tronox Limited. The Transition Services Agreement contains standard provisions relating to cooperation and dispute resolution, audit rights, cross-indemnity obligations, and confidentiality undertakings. Tronox Limited may terminate the Transition Services Agreement with notice to Exxaro, and the parties may agree to extend the agreement.

General Services Agreement

On June 15, 2012, Tronox Limited, Exxaro, Exxaro TSA Sands and Exxaro Sands entered into a general services agreement (the “General Services Agreement”) requiring Exxaro to provide certain metallurgical services to certain subsidiaries of Tronox Limited for a period of three years following the completion of the Transaction exercising the same degree of care, at the same general level and at the same general degree of accuracy and responsiveness, in each case as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses and subsidiaries where the services being provided are material to the Exxaro business.

Project Services Agreement

On June 15, 2012, Tronox Limited and Exxaro entered into a template project services agreement (the “Template Project Services Agreement”), which will be used to govern certain services Exxaro will continue to provide to Tronox Limited following completion of the Transaction, including The Fairbreeze Project, which is to provide ilmenite feed for the smelter operation located at KZN Sands central processing plant at Empangeni, producing titanium slag; and the co-generation of power at the Namakwa Sands operation, in terms of which furnace off-gas is combusted to produce electrical power; and any additional project the Parties agree from time to time as being subject to the template form of Agreement. Under the Template Project Services Agreement, Exxaro is required to perform services by exercising the same degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses where the services being provided are material to the Exxaro business.

New Warrant Agreement

On June 15, 2012, Tronox Limited, Tronox Incorporated, and Computershare, Inc., entered into an Amended and Restated Warrant Agreement, pursuant to which the holders of Equity Interests (as defined in the New Warrant Agreement) are entitled to purchase one Class A Share and $12.50 in cash (the “Warrant Consideration”) at the initial exercise prices of $62.13 for each Series A Warrant and $68.56 for each Series B Warrant. As of June 14, 2012 there were 841,302 Warrants outstanding which will each be exercisable for a Class A Share and $12.50 in cash. The Warrants have a seven-year term from the date initially issued and will expire at 5:00 p.m., New York City time, on February 14, 2018. A holder may exercise the Warrants by paying the applicable exercise price in cash or on a cashless basis. The Warrants are freely transferable by the holder thereof.

UBS Revolver

On June 18, 2012, Tronox Incorporated and certain of it subsidiaries (“Tronox US”) and Tronox Limited and certain of its subsidiaries (“Tronox Australian” and, together with Tronox US, the “Tronox Loan Parties”) entered into a global senior secured asset-based revolving syndicated credit agreement with UBS AG, Stamford branch and certain of its affiliates (the “UBS Revolver”) with a maturity date of the fifth anniversary of the closing date. The UBS Revolver provides the Tronox Loan Parties and certain of their affiliates with a committed source of capital with a principal borrowing amount of up to $300.0 million, subject to a borrowing base, and also permits an expansion of up to $200.0 million. The borrowing base is related to certain eligible inventory and accounts receivable owned by the Tronox Loan Parties. As of closing date, the borrowing base was in excess of $285.0 million.

Obligations under the UBS Revolver are secured by a first priority lien on substantially all of the Tronox Loan Parties’ existing and future deposit accounts, inventory and receivables and certain related assets, and a second priority lien on all of the Tronox Loan Parties’ other assets, including capital stock which serve as security under the Term Facility (defined below).

The agent under the UBS Revolver and the agent under the Term Facility entered into an intercreditor agreement governing certain rights as between such parties.

The UBS Revolver bears interest at Tronox Limited’s option at either (i) the alternate base rate (defined to mean a rate that is the greatest of (a) the administrative agent’s prime rate, (b) the Federal funds effective rate plus 0.50% and (c) the adjusted LIBOR rate for a one-month period plus 1.00%) or the adjusted LIBOR rate, in each case plus the applicable margin. The applicable margin ranges from 1.50% to 2.00% for borrowings at the adjusted LIBOR rate, and from 0.50% to 1.00% for borrowings at the alternate base rate, based upon the average daily borrowing availability. For the first six months following the closing date, the applicable margins shall be deemed to be 1.75% for borrowings at the adjusted LIBOR rate and 0.75% for borrowings at the alternate base rate.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 15, 2012, Tronox Limited completed its previously announced acquisition of the mineral sands business of Exxaro. Under the terms of the Transaction Agreement, Exxaro received Class B Shares of Tronox Limited, representing approximately 38.5% of the voting securities of Tronox Limited. Former stockholders of Tronox Incorporated received one Class A Share and $12.50 in cash for each share of Tronox Incorporated common stock owned by them immediately prior to the Transaction. The Class A Shares represent approximately 61.5% of the voting securities of Tronox Limited. The rights of holders of Class A Shares and Class B Shares are subject to Australian law and the Constitution of Tronox Limited, which is attached hereto as Exhibit 3.1.

A copy of the press release of Tronox Limited announcing completion of the Transaction is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on February 8, 2012, Tronox Incorporated entered into a new facility with Goldman Sachs Lending Partners comprised of a $550.0 million Senior Secured Term Loan and a $150.0 million Senior Secured Delayed Draw Term Loan (together, the “Term Facility”). The Term Facility expressly permitted the Transaction and, together with existing cash, was expected to fund the cash needs of the combined business, including any cash needs arising from the Transaction.

On June 14, 2012, Tronox Incorporated exercised its right to borrow the Senior Secured Delayed Draw Term Loan and consequently borrowed an additional $150.0 million subject to the terms of the Term Facility.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Shareholder’s Deed is incorporated herein by reference. In addition, the disclosure under item 2.01 of this Current Report on Form 8-K relating to the Constitution of Tronox Limited, attached hereto as Exhibit 3.1, is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired

The financial statements required to be included in this Current Report on Form 8-K with respect to Exxaro Mineral Sands appear immediately following the exhibit index to this Current Report on Form 8-K beginning on page F-1.

(b)	Pro forma financial information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Tronox Incorporated and Exxaro have entered into the Transaction Agreement, under which Exxaro Mineral Sands will be combined with the existing businesses of Tronox Incorporated under Tronox Limited, a new Australian holding company. The Transaction will join the world’s fifth largest producer and marketer of TiO2 with the world’s third largest titanium feedstock supplier, providing Tronox Limited with a strategic competitive advantage in retaining existing customers and expanding its customer base. For a further detailed discussion of the terms of the Transaction, see “The Transaction.”

Tronox Limited’s unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2012, and the year ended December 31, 2011, are presented as if the Transaction had been completed on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of March 31, 2012, is presented as if the Transaction had been completed on March 31, 2012. The unaudited pro forma condensed Combined Financial Statements presented below are derived from the historical Consolidated Financial Statements of Tronox Incorporated and historical combined financial information of Exxaro Mineral Sands. The historical Consolidated Financial Statements of Tronox Incorporated are presented in U.S. dollars and have been prepared in accordance with GAAP. The historical Combined Financial Statements of Exxaro Mineral Sands are presented in South African Rand and have been prepared in accordance with IFRS.

As described in the accompanying notes, the unaudited pro forma condensed Combined Financial Statements have been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. GAAP requires that one of the companies in the Transaction be designated as the accounting acquirer for the purposes of applying the acquisition method of accounting under ASC 805, Business Combinations. Tronox Incorporated is the accounting acquirer.

The historical financial statements have been adjusted in the unaudited pro forma condensed Combined Financial Statements to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations exclude non-recurring items, that are directly related to the Transaction, including, but not limited to (i) a bargain purchase gain currently estimated to be realized on the Transaction; (ii) reorganization income associated with the emergence from bankruptcy; and (iii) Transaction related legal and advisory fees. Additionally, certain pro forma adjustments have been made to the historical Combined Financial Statements of Exxaro Mineral Sands in order to (i) convert them to GAAP; (ii) conform their accounting and presentation policies to those applied by Tronox Incorporated; and (iii) present them in U.S. dollars. All material transactions between Tronox Incorporated and Exxaro Mineral Sands have been eliminated.

Because the acquisition method of accounting is dependent upon certain valuations and other studies that must be prepared as of the completion date of the Transaction and because there are limitations on the type of information that can be exchanged between Tronox Incorporated and Exxaro at this time, there currently is not sufficient information for a definitive measurement; therefore, the unaudited pro forma condensed Combined Financial Statements are preliminary. Until the Transaction is complete, Tronox Incorporated will not have complete access to all relevant information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed Combined Financial Statements and the combined future results of operations and financial position.

The unaudited pro forma condensed Combined Financial Statements do not include any realization of cost savings from operating efficiencies, revenue synergies or restructuring costs expected to result from the Transaction and should be read in conjunction with the historical Consolidated Financial Statements of Tronox Incorporated and the separate historical Combined Financial Statements of Exxaro Mineral Sands that are included elsewhere within this prospectus.

The unaudited pro forma Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Tronox Limited would have been had the Transaction occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF MARCH 31, 2012

	Tronox Incorporated	Exxaro Mineral Sands (See footnote 5)	Pro Forma Adjustments	Note (See footnote 6)		Tronox Limited Pro Forma Combined
	(Amounts in millions, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$222.7	$200.8	$(197.5)	(a	)	$258.6
			$150.0	(b	)
			$(117.4)	(h	)
Accounts receivable:
Third party, net	348.4	106.9	—			455.3
Related party	1.7	72.6	(74.3)	(c	)	—
Inventories	404.4	339.5	302.1	(d	)	1,033.0
			(13.0)	(c	)
Prepaid and other assets	18.0	0.2	—			18.2
Deferred income taxes	4.3	—	—			4.3

Total Current Assets	999.5	720.0	49.9			1,769.4
Property, Plant and Equipment, Net	558.8	703.3	1,889.0	(d	)	3,151.1
Intangible Assets, Net	307.4	16.3	(16.3)	(h	)	307.4
Loans with Related Parties	—	1,464.2	(1,464.2)	(h	)	—
Deferred Income Taxes	—	105.6	(105.6)	(h	)	—
Other Long-Term Assets	37.3	23.9	(2.4)	(h	)	58.8

Total Non-Current Assets	903.5	2,313.3	300.5			3,517.3

Total Assets	$1,903.0	$3,033.3	$350.4			$5,286.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable:
Third party	$134.3	$77.3	$—			$211.6
Related party	72.6	1.7	(74.3)	(c	)	—
Accrued liabilities	41.5	1.2	—			42.7
Amounts due to related parties	—	—	—			—
Short-term debt	—	86.5	(86.5)	(h	)	—
Long-term debt due within one year	4.4	—	1.5	(b	)	5.9
Income taxes payable	42.6	—	—			42.6
Deferred income taxes	—	—	10.2	(e	)	10.2

Total Current Liabilities	295.4	166.7	(149.1)			313.0
Long-term debt	551.9	268.2	(184.8)	(h	)	783.8
			148.5	(b	)
Pension and postretirement benefits	142.2	—	—			142.2
Deferred income taxes	18.4	34.0	(34.0)	(h	)	172.9
			154.5	(e	)
Loans with Related Parties	—	1,717.5	(1,717.5)	(h	)	—
Other non-current liabilities	47.1	63.4	111.9	(d	)	222.4

Total Non-Current Liabilities	759.6	2,083.1	(1,521.4)			1,321.3
Stockholders’ Equity
Tronox Stockholders’ Equity	848.0	783.5	1,623.6	(g	)	3,255.1
Noncontrolling interest	—	—	397.3	(f	)	397.3

Total Stockholders’ Equity	848.0	783.5	2,020.9			3,652.4

Total Liabilities and Stockholders’ Equity	$1,903.0	$3,033.3	$350.4			$5,286.7

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2012

	Tronox Incorporated
	Successor
	Three Months Ended March 31, 2012	Exxaro Mineral Sands (See footnote 7)	Pro Forma Adjustments	Note (See footnote 8)	Tronox Limited Pro Forma Combined
Net Sales	$433.6	$234.9	$(60.5)	(a)	$608.0
Cost of goods sold	(276.3)	(135.7)	(18.6)	(b)	(384.8)
			45.8	(a)

Gross Margin	157.3	99.2	(33.3)		223.2
					—
Selling, general and administrative expenses	(44.3)	(4.0)	9.0	(g)	(39.3)

Litigation/arbitration settlement	—	—	—		—
Provision for environmental remediation and restoration, net of reimbursements	—	(0.3)	—		(0.3)

Income (Loss) from Operations	113.0	94.9	(24.3)		183.6
Interest and debt expense	(7.9)	(4.8)	2.1	(c)	(10.6)
Other income (expense)	(1.4)	2.5	—		1.1
Reorganization income (expense)	—	—	—		—

Income (Loss) from Continuing Operations before Taxes	103.7	92.6	(22.2)		174.1
Income tax provision	(17.4)	(20.3)	6.8	(e)	(30.9)

Income (Loss) from Continuing Operations	86.3	72.3	(15.4)		143.2

Income (Loss) from Continuing Operations attributable to Noncontrolling interest	—	—	11.4	(f)	11.4

Income (Loss) from Continuing Operations attributable to Tronox Limited	$86.3	$72.3	$(26.8)		$131.8

Income per Share, Basic and Diluted (see footnote 9):
Basic	$5.72				$5.23
Diluted	$5.48				$5.11
Weighted Average Shares Outstanding in thousands, (see footnote 9):
Basic	15,078				25,189
Diluted	15,733				25,776

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	Tronox Incorporated
	Successor	Predecessor
	Eleven Months Ended December 31, 2011	One Month Ended January 31, 2011	Exxaro Mineral Sands (See footnote 7)	Pro Forma Adjustments	Note (See footnote 8)		Tronox Limited Pro Forma Combined
		(Millions of dollars, except share and per share data)
Net Sales	$1,543.4	$107.6	$909.7	$(254.9)	(a	)	$2,305.8
Cost of goods sold	(1,104.5)	(82.3)	(634.8)	(81.3)	(b	)	(1,654.5)
				248.4	(a	)

Gross Margin	438.9	25.3	274.9	(87.8)			651.3
Selling, general and administrative expenses	(151.7)	(5.4)	(12.8)	25.1	(g	)	(144.8)

Litigation/arbitration settlement	9.8	—	—	—			9.8
Provision for environmental remediation and restoration, net of reimbursements	4.5	—	—	—			4.5

Income (Loss) from Operations	301.5	19.9	262.1	(62.7)			520.8
Interest and debt expense	(30.0)	(2.9)	(33.6)	24.0	(c	)	(42.5)
Other income (expense)	(9.8)	1.6	9.5	—			1.3
Reorganization income (expense)	—	613.6	—	(613.6)	(d	)	—

Income (Loss) from Continuing Operations before Taxes	261.7	632.2	238.0	(652.3)			479.6
Income tax provision	(20.2)	(0.7)	39.9	10.9	(e	)	29.9

Income (Loss) from Continuing Operations	241.5	631.5	277.9	(641.4)			509.5

Income (Loss) from Continuing Operations attributable to Noncontrolling interest	—	—	—	58.4	(f	)	58.4

Income (Loss) from Continuing Operations attributable to Tronox Limited	$241.5	$631.5	$277.9	$(699.8)			$451.1

Income per Share, Basic and Diluted (see footnote 9):
Basic	$16.12	$15.29					$17.91
Diluted	$15.46	$15.25					$17.50
Weighted Average Shares Outstanding in thousands, (see footnote 9):
Basic	14,981	41,311					25,189
Diluted	15,619	41,399					25,776

1.	Description of Transaction

On September 25, 2011, Tronox Incorporated and Exxaro entered into the Transaction Agreement under which they agreed to combine the Exxaro Mineral Sands business with the existing business of Tronox Incorporated, under Tronox Limited, a new Australian holding company. The Transaction Agreement provides that each share of Tronox Incorporated common stock will be converted into, at the holder’s election, either (i) one Class A Share and an amount in cash equal to $12.50 without interest or (ii) one Exchangeable Share in Tronox Incorporated (subject to the limitations and the proration procedures described in this prospectus), each of which is exchangeable for one Class A Share and an amount in cash equal to $12.50 without interest. On exchange of all Exchangeable Shares, Tronox Incorporated will become an indirect wholly-owned subsidiary of Tronox Limited.

Pursuant to the Transaction Agreement, in consideration for the sale of Exxaro Mineral Sands, Exxaro will receive 9,950,856 Class B Shares. The consideration for Exxaro Mineral Sands will be subject to adjustments for net working capital, net debt, environmental provisions and capital expenditures for certain specified projects, which adjustments will be made solely in cash and will not affect the number of Class B Shares to be issued to Exxaro.

Upon completion of the transactions contemplated by the Transaction Agreement, assuming the exchange of all Exchangeable Shares, the former Tronox Incorporated stockholders will own all of the Class A Shares, representing approximately 61.5% of the voting securities of Tronox Limited, and Exxaro will own all of the Class B Shares, representing approximately 38.5% of the voting securities of Tronox Limited. Exxaro will retain a 26.0% ownership interest in the South African operations that are part of Exxaro Mineral Sands in order to comply with the Black Economic Empowerment legislation of South Africa. The ownership interest in the South African operations may be exchanged for Class B Shares, under certain circumstances, which could result in Exxaro owning approximately 41.7% of the voting shares of Tronox Limited after such exchange (based on the total number of issued voting shares immediately after completion of the transactions contemplated by the Transaction Agreement and assuming the exchange of all Exchangeable Shares and no other issuances of Tronox Limited shares).

2.	Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the three month period ended March 31, 2012, and the year ended December 31, 2011, are presented as if the Transaction had been completed on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of March 31, 2012, is presented as if the Transaction had been completed on March 31, 2012. The unaudited pro forma condensed Combined Financial Statements are derived from the historical Consolidated Financial Statements of Tronox Incorporated and the historical Combined Financial Statements of Exxaro Mineral Sands. The historical Consolidated Financial Statements of Tronox Incorporated are presented in U.S. dollars and have been prepared in accordance with GAAP. The historical Combined Financial Statements of Exxaro Mineral Sands are presented in South African Rand and have been prepared in accordance with IFRS.

The unaudited pro forma condensed Combined Financial Statements have been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. GAAP requires that one of the companies in the Transaction be designated as the accounting acquirer. Tronox Incorporated is the accounting acquirer.

The historical financial statements have been adjusted in the unaudited pro forma condensed Combined Financial Statements to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations exclude non-recurring items, which are directly related to the Transaction. Additionally, certain pro forma adjustments have been made to the historical Combined Financial Statements of

Exxaro Mineral Sands in order to (i) convert them to GAAP; (ii) conform their accounting policies to those applied by Tronox Incorporated; and (iii) present them in U.S. dollars. All material transactions between Tronox Incorporated and Exxaro Mineral Sands have been eliminated.

Because the acquisition method of accounting is dependent upon certain valuations and other studies that must be prepared as of the completion date of the Transaction and because there are limitations on the type of information that can be exchanged between Tronox Incorporated and Exxaro, at this time there currently is not sufficient information for a definitive measurement; therefore, the unaudited pro forma condensed Combined Financial Statements are preliminary. Until the Transaction is complete, Tronox Incorporated will not have complete access to all relevant information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed Combined Financial Statements and the combined future results of operations and financial position.

The unaudited pro forma condensed Combined Financial Statements do not include any realization of cost savings from operating efficiencies, revenue synergies or restructuring costs expected to result from the Transaction and should be read in conjunction with the historical Consolidated Financial Statements of Tronox Incorporated and the historical Combined Financial Statements of Exxaro Mineral Sands that are included elsewhere within this registration statement.

3.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the consideration expected to be transferred to affect the Transaction (thousands of dollars, except share and per share data):

Estimated purchase price:
Number of shares of Tronox Limited Class B Shares	9,950,856
Tronox Incorporated share price as of June 14, 2012(1)	$162.00

Total preliminary estimated consideration to be transferred(1)	$1,612,039

Notes:

(1)	The consideration transferred is reflected in the unaudited pro forma Condensed Combined Financial Statements. This does not reflect any future working capital adjustments.

4.	Estimate of assets to be acquired and liabilities to be assumed

Under the acquisition method of accounting, the total estimated purchase price is allocated to the tangible assets and separately identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of completion of the Transaction. For purposes of the unaudited pro forma condensed combined balance sheet, the following is a preliminary estimate of the adjustments required to be made to the assets to be acquired and liabilities to be assumed by us in the Transaction. These amounts have been reconciled to the estimate of consideration expected to be transferred, as follows:

	Millions of dollars
Book value of net assets of Exxaro Mineral Sands at March 31, 2012:		$783.5
Adjustments for assets and liabilities not acquired:
Less: cash	(117.4)
Less: related party receivables	(1,464.2)
Less: historical intangible assets	(16.3)
Less: historical deferred tax assets	(105.6)
Less: other long term assets not assumed	(2.4)
Add: historical deferred tax liability	34.0
Add: related party payables:
short-term debt	86.5
long-term debt	184.8
non-current loans with related parties	1,717.5

Book value of net assets acquired		1,100.4

Fair value adjustments to:
Increase the value of inventory	302.1
Increase the value of fixed assets	1,889.0
Increase in non-current liabilities	(111.9)
Record the non-controlling interest	(283.2)

Total fair value adjustments		1,796.0
Gain on bargain purchase		(1,284.4)

Estimate of consideration expected to be transferred		$1,612.0

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of Exxaro Mineral Sands’s assets and liabilities at the time of completion of the Transaction. The final allocation of the purchase price could differ materially from the preliminary allocation used to prepare the unaudited pro forma condensed combined balance sheet. These differences will arise for various reasons, including changes in Tronox’s share price, interest rates, currency exchange rates and other valuation variables to be used at the time the Transaction is completed, when compared to the rates used to prepare these unaudited pro forma condensed Combined Financial Statements.

The $1,284.4 million gain arising from the bargain purchase has been reflected in the unaudited pro forma condensed combined balance sheet as an adjustment to retained earnings. However, the gain arising from the bargain purchase has not been reflected in the unaudited pro forma condensed combined statement of operations as it is a non-recurring item that is directly related to the Transaction.

The noncontrolling interest in Exxaro Mineral Sands has been recorded at estimated fair value at March 31, 2012, and represents the 26.0% direct interest in the South African operations that are a part of Exxaro Mineral Sands, which Exxaro has retained in order to comply with the Black Economic Empowerment requirements in South Africa. Exxaro is entitled to exchange this interest for approximately 3.2% in additional shares in Tronox Limited under certain circumstances (i.e., the earlier of the termination of the Empowerment Period or the tenth anniversary of completion of the Transaction).

5.	Presentation of Exxaro Mineral Sands Combined Balance Sheet

The Combined Financial Statements of Exxaro Mineral Sands are presented in South African Rand and have been prepared in accordance with IFRS. Accordingly, certain adjustments have been made to the Combined Financial Statements of Exxaro Mineral Sands in order to (i) convert them to GAAP; (ii) conform their accounting and presentation policies to those applied by Tronox Incorporated; and (iii) present them in U.S. dollars.

The table provided below presents the adjustments made to present Exxaro Mineral Sands’s combined balance sheet on a GAAP basis and to conform its presentation to Tronox Incorporated’s accounting policies. The combined balance sheet of Exxaro Mineral Sands also has been translated from South African Rand to U.S. dollars based on a closing exchange rate at March 31, 2012, of 7.67 South African Rand to the U.S. dollar.

	Exxaro Mineral Sands
	Combined IFRS	Conforming Adjustments	Note		Combined GAAP	Combined GAAP
	R	R			R	$
	(Millions)
Current Assets
Cash and cash equivalents	1,541.6	—			1,541.6	200.8
Accounts receivable:
Third party, net	820.7	—			820.7	106.9
Related party	557.4	—			557.4	72.6
Inventories	2,655.1	(48.5)	(a	)	2,606.6	339.5
Prepaid and other assets	2.0	—			2.0	0.2
Deferred income taxes	—	—			—	—

Total Current Assets	5,576.8	(48.5)			5,528.3	720.0
Property, Plant and Equipment, Net	6,278.8	(864.0)	(b	)	5,399.5	703.3
		(15.3)	(c	)
Intangible Assets, Net	125.2	—			125.2	16.3
Loans with Related Parties	11,242.0	—			11,242.0	1,464.2
Deferred Income Taxes	570.0	241.9	(b	)	810.6	105.6
		(1.3)	(a	)
Other Long-Term Assets	167.2	16.0	(a	)	183.2	23.9

Total Non-Current Assets	18,383.2	(622.7)			17,760.5	2,313.3

Total Assets	23,960.0	(671.2)			23,288.8	3,033.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable:
Third Party	593.5	—			593.5	77.3
Related Party	13.3	—			13.3	1.7
Accrued liabilities	8.4	—			8.4	1.2
Short-term debt	663.9	—			663.9	86.5
Long-term debt due within one year	—	—			—	—
Income taxes payable	—	—			—	—

Total Current Liabilities	1,279.1	—			1,279.1	166.7
Long-term debt	2,059.4	—			2,059.4	268.2
Pension and postretirement benefits	—	—			—	—
Deferred income taxes	243.5	17.8	(c	)	261.3	34.0
Amounts due to related parties	13,187.0	—			13,187.0	1,717.5
Other non-current liabilities	561.1	(74.5)	(c	)	486.6	63.4

Total Non-Current Liabilities	16,051.0	(56.7)			15,994.3	2,083.1
Total Stockholders’ Equity (Deficit)	6,629.9	(622.1)	(b	)	6,015.4	783.5
		(33.8)	(a	)
		41.4	(c	)

Total Liabilities and Stockholders’ Equity	23,960.0	(671.2)			23,288.8	3,033.3

(a)	Exxaro Mineral Sands utilizes the weighted average cost method of inventory costing. Tronox Incorporated utilizes the first-in, first-out (“FIFO”) method of inventory costing. This adjustment is to conform Exxaro Mineral Sands’s inventory costing policy and the related deferred tax impact to Tronox Incorporated’s accounting policy.
(b)	Under IFRS, Exxaro Mineral Sands reverses an impairment loss taken in prior periods on long-lived assets (other than goodwill) when there is an indication that the basis for the previous impairment no longer exists. Under GAAP, reversal of a previously recorded impairment is prohibited. This adjustment has been made to reverse the impairment reversal recorded under IFRS, and to reflect the related deferred tax impact, in order to comply with GAAP.
(c)	Under IFRS, Exxaro Mineral Sands recognizes an asset retirement obligation due to constructive obligations associated with its synthetic rutile and pigment plants. Under GAAP, Tronox Incorporated recognizes asset retirement obligations only when it has a legal obligation to perform asset retirement activities. This adjustment is to reverse the asset retirement obligations and the related deferred tax impact recorded by Exxaro Mineral Sands to conform to Tronox Incorporated’s accounting policy.

6.	Unaudited Pro Forma Condensed Combined Balance Sheet—Pro Forma Adjustments

(a)	To record the payment of $197.5 million to Tronox Incorporated shareholders. This adjustment represents the payment of the $12.50 per share cash consideration for the assumed 100% exchange of 15.8 million shares held by Tronox Incorporated shareholders for 15.8 million Class A Shares. The Transaction Agreement provides that up to 15.0% of Tronox Incorporated stockholders may elect to receive one Exchangeable Share, rather than one Class A Share and an amount of cash equal to $12.50. If 15.0% of Tronox Incorporated stockholders elected to receive Exchangeable Shares, this payment would be reduced by $29.6 million and a corresponding obligation recorded.
(b)	To record the additional $150.0 million in proceeds expected to be received from the new lending facility.
(c)	To record the elimination of transactions between Tronox Incorporated and Exxaro Mineral Sands.
(d)	To adjust the carrying values of the assets acquired to their estimated fair value. See footnote 4 for additional discussion related to the preliminary estimate of the assets acquired and liabilities assumed.
(e)	To adjust the tax provision to reflect the effects of the pro forma adjustments.
(f)	To record the 26.0% noncontrolling interest in the South African operations that are part of Exxaro Mineral Sands, which Exxaro has retained in order to comply with the BEE requirements in South Africa. The noncontrolling interest consists of the following as of March 31, 2012:

Noncontrolling interest share adjustment:	(Millions of dollars)
Fair value of noncontrolling interest (see footnote 4)	$283.2
Bargain purchase gain, net of taxes of $44.4 million attributed to noncontrolling interest(1)	114.1

Noncontrolling interest at March 31, 2012	$397.3

Notes:

(1)	The $114.1 million bargain purchase gain, net of taxes of $44.4 million, attributed to the noncontrolling interest consists of 26% of the $609.6 million gross bargain purchase gain that arose on the acquisition of the Exxaro Mineral Sands South African operations, net of tax at the South African statutory rate of 28%.

(g)	Reflects adjustments to Tronox Limited stockholders’ equity following completion of the Transaction as follows:

(Millions of dollars)
Payments of cash consideration of $12.50 per share to Tronox Incorporated shareholders	$(197.5)
Fair value of shares issued to Exxaro	1,612.0
Bargain purchase, net of taxes of $126.3 million(1)	999.6
Accelerated vesting of restricted shares and reclassification to equity	6.0
Elimination of Exxaro’s stockholders’ equity	(783.5)
Elimination of profit in inventory	(13.0)

Adjustment to stockholders’ equity	$1,623.6

Notes:

(1)	The bargain purchase gain attributed to Tronox Limited stockholders’ equity consists of the following:

(Millions of dollars)
74% of the $609.6 million bargain purchase gain arising from the acquisition of the Exxaro Mineral Sands South African operations	$451.1
Less: Taxes at the South African statutory rate of 28%	(126.3)

Net bargain purchase gain on the Exxaro Mineral Sands South African operations	324.8
Add: 100% of the $674.8 million bargain purchase gain arising from the acquisition of the Exxaro Mineral Sands Australian operations	674.8

Bargain purchase gain attributed to Tronox Limited stockholders’ equity	$999.6

(h)	To eliminate certain assets and liabilities of Exxaro Mineral Sands which will not be acquired as part of the Transaction. See footnote 4 for additional discussion related to these items.

7.	Presentation of Exxaro Mineral Sands Combined Statements of Operations

The Combined Financial Statements of Exxaro Mineral Sands are presented in South African Rand and have been prepared in accordance with IFRS. Accordingly, adjustments have been made to the combined statements of operations of Exxaro Mineral Sands in order to (i) convert them to GAAP; (ii) conform their accounting and presentation policies to those applied by Tronox Incorporated; and (iii) present them in U.S. dollars.

The tables provided below present the adjustments made to present Exxaro Mineral Sands’s combined statements of operations on a GAAP basis and to conform their presentation to conform to Tronox Incorporated’s accounting policies. The combined statements of operations of Exxaro Mineral Sands also have been translated from South African Rand to U.S. dollars at an average exchange rate of 7.74 Rand to the U.S. dollar for the three month period ended March 31, 2012, and 7.23 Rand to the U.S. dollar for the year ended December 31, 2011.

STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2012

	Exxaro Mineral Sands
	Combined IFRS	Conforming Adjustments	Note	Combined GAAP	Combined GAAP
	R	R		R	$
	(Millions)
Net Sales	1,819.2	(0.7)	(a)	1,818.5	234.9
Cost of goods sold	(366.1)	(709.0)	(b)	(1,050.1)	(135.7)
		41.0	(c)
		(3.2)	(d)
		(12.8)	(e)

Gross Margin	1,453.1	(684.7)		768.4	99.2
Selling, general and administrative expenses	(740.0)	709.0	(b)	(31.0)	(4.0)
Provision for environmental remediation and restoration, net of reimbursements	(2.4)	—		(2.4)	(0.3)

Income from Operations	710.7	24.3		735.0	94.9
Interest and debt expense	(40.1)	3.2	(d)	(36.9)	(4.8)
Other income (expense)	18.2	0.7	(a)	18.9	2.5

Income from Continuing Operations before Income Taxes	688.8	28.2		717.0	92.6
Income tax provision	(148.2)	3.6	(e)	(156.9)	(20.3)
		(12.3)	(c)

Income from Continuing Operations	540.6	19.5		560.1	72.3

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2011

	Exxaro Mineral Sands
	Combined IFRS	Conforming Adjustments	Note		Combined GAAP	Combined GAAP
	R	R			R	$
	(Millions)
Net Sales	6,585.9	(7.7)	(a	)	6,578.2	909.7
Cost of goods sold	(1,488.0)	(3,213.0)	(b	)	(4,590.4)	(634.8)
		128.2	(c	)
		(17.6)	(d	)

Gross Margin	5,097.9	(3,110.1)			1,987.8	274.9
Selling, general and administrative expenses	(3,305.2)	3,213.0	(b	)	(92.2)	(12.8)
Reversal of impairment	877.0	(877.0)	(e	)	—	—

Income from Operations	2,669.7	(774.1)			1,895.6	262.1
Interest and debt expense	(260.6)	17.6	(d	)	(243.0)	(33.6)
Other income (expense)	61.0	7.7	(a	)	68.7	9.5

Income from Continuing Operations before Income Taxes	2,470.1	(748.8)			1,721.3	238.0
Income tax provision	79.9	246.0	(e	)	288.7	39.9
		(37.2)	(c	)

Income from Continuing Operations	2,550.0	(540.0)			2,010.0	277.9

(a)	Under IFRS, Exxaro Mineral Sands includes interest income within its net sales on the statement of operations. This adjustment has been made to reclassify interest income from net sales to other income/expense in order to conform to GAAP.
(b)	Exxaro Mineral Sands includes certain expenses in selling, general and administrative expenses which Tronox Incorporated includes in cost of goods sold. This adjustment is to conform the expense presentation in accordance with Tronox Incorporated’s presentation policy.
(c)	Exxaro Mineral Sands utilizes the weighted average inventory costing method, while Tronox Incorporated utilizes the FIFO inventory costing method. This adjustment is to conform Exxaro Mineral Sands’s inventory costing method to Tronox Incorporated’s accounting policy and to record the corresponding income tax effect.
(d)	Under IFRS, Exxaro Mineral Sands classifies accretion costs related to asset retirement obligations within finance charges (interest and debt expense). Under GAAP, accretion costs are classified as operating expenses. In 2011, after the application of fresh start accounting, Tronox Incorporated reported accretion costs as part of cost of goods sold. This adjustment has been made to reclassify the accretion costs.
(e)	Under IFRS, Exxaro Mineral Sands reverses an impairment loss taken in prior periods on long-lived assets (other than goodwill) when there is an indication that the basis for the previous impairment no longer exists. Under GAAP, reversal of a previously recorded impairment is prohibited. For the three months ended March 31,2012, this adjustment has been made to reverse the incremental depreciation expense that has been recognized during the period related to the previously recognized impairment reversal, and reflect the related income tax effect, in order to comply with GAAP. For the year ended December 31, 2011, this adjustment has been made to reverse the impairment reversal recorded under IFRS, and reflect the related income tax effect, in order to comply with GAAP.

8.	Unaudited Pro Forma Condensed Combined Statements of Operations—Pro Forma Adjustments

(a)	To record the elimination of intercompany sales between Tronox Incorporated and Exxaro Mineral Sands.
(b)	To record the incremental depreciation expense as a result of allocating a portion of the preliminary purchase price to the property, plant and equipment of Exxaro Mineral Sands, based on straight-line depreciation over expected useful lives ranging from 1-25 years.

(c)	For the three months ended March 31, 2012, this adjustment is to record the effect on interest expense of additional borrowings of $150.0 million on the new $700 million lending facility as well as the elimination of interest expense related to Exxaro Mineral Sands borrowings that are not being assumed. A one-eighth percentage change to the interest rate on the $150.0 million new lending facility would increase or decrease annual interest expense by $0.2 million. For the year ended December 31, 2011, this adjustment is to record the effect on interest expense and amortized debt issuance costs of refinancing the $425.0 million Exit Financing Facility with a new lending facility of $700.0 million as well as the elimination of interest expense related to Exxaro Mineral Sands borrowings that are not being assumed. A one-eighth percentage change to the interest rate on the $700.0 million new lending facility would increase or decrease annual interest expense by $0.9 million.
(d)	To record the elimination of reorganization income arising from Tronox Incorporated’s emergence from bankruptcy, which does not have a continuing impact and therefore, is not being reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011.
(e)	To record the tax effects associated with the pro forma adjustments, based on the statutory tax rates applicable for the respective jurisdictions which range from 20.0% to 35.0%.
(f)	To record the income from continuing operations attributable to the 26.0% noncontrolling interest that Exxaro will retain in the South African operations of Exxaro Mineral Sands upon completion of the Transaction.
(g)	To record the elimination of Transaction related advisory and legal expenses incurred, which do not have a continuing impact and therefore, are not being reflected in the unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2012, and for the year ended December 31, 2011.

9.	Pro Forma Earnings Per Share

In conjunction with the Transaction, the existing Tronox Incorporated shares will be cancelled. Accordingly, the pro forma weighted average number of shares outstanding has been computed by including the number of Class A Shares and Class B Shares which are expected to be issued upon completion of the Transaction.

(in thousands)
Pro Forma Combined Basic Weighted Average Shares
Shares issued to Tronox Incorporated Stockholders	15,238
Shares issued to Exxaro	9,951

Pro forma Combined Basic Weighted Average Shares	25,189

Pro Forma Combined Diluted Weighted Average Shares
Shares issued to Tronox Incorporated Stockholders	15,238
Shares issued to Exxaro	9,951
Incremental Tronox Incorporated dilutive securities
Class A & Class B warrants	587

Pro forma Combined Diluted Weighted Average Shares	25,776

(d)	Exhibits.

Exhibit Number	Description

3.1	Constitution of Tronox Limited

10.1	Shareholder’s Deed, dated June 15, 2012, by and between Tronox Limited, Thomas Casey and Exxaro Resources Limited.

10.2	Shareholder’s Agreement, dated June 15, 2012, by and between Tronox Sands Holdings PTY Limited, Tronox Limited, Exxaro Resources Limited, Exxaro Sands Proprietary Limited and Exxaro TSA Sands Proprietary Limited.

10.3	Transition Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited.

10.4	General Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited.

10.5	Template Project Services Agreement, dated June 15, 2012, by and between Tronox Limited and Exxaro Resources Limited.

10.6	Amended and Restated Warrant Agreement, dated June 15, 2012, by and between Tronox Limited, Tronox Incorporated, and Computershare Inc.

10.7	Revolving Syndicated Facility Agreement, dated June 18, 2012, among Tronox Incorporated, Tronox Limited, Guarntors named therein, Lenders named therein, UBS Securities LLC, as Arranger, Bookmanager, Documentation Agent and Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, UBS Loan Finance LLC, as Swingline Lender, and UBS AG, Stamford Branch, as Australian Security Trustee.

99.1	Press Release of Tronox Incorporated, dated June 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2012

TRONOX LIMITED

By:	/s/ Michael J. Foster
Michael J. Foster Vice President - General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

3.1	Constitution of Tronox Limited

10.1	Shareholder’s Deed, dated June 15, 2012, by and between Tronox Limited, Thomas Casey and Exxaro Resources Limited.

10.2	Shareholder’s Agreement, dated June 15, 2012, by and between Tronox Sands Holdings PTY Limited, Tronox Limited, Exxaro Resources Limited, Exxaro Sands Proprietary Limited and Exxaro TSA Sands Proprietary Limited.

10.3	Transition Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited.

10.4	General Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited.

10.5	Template Project Services Agreement, dated June 15, 2012, by and between Tronox Limited and Exxaro Resources Limited.

10.6	Amended and Restated Warrant Agreement, dated June 15, 2012, by and between Tronox Limited, Tronox Incorporated, and Computershare Inc.

10.7	Revolving Syndicated Facility Agreement, dated June 18, 2012, among Tronox Incorporated, Tronox Limited, Guarntors named therein, Lenders named therein, UBS Securities LLC, as Arranger, Bookmanager, Documentation Agent and Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, UBS Loan Finance LLC, as Swingline Lender, and UBS AG, Stamford Branch, as Australian Security Trustee.

99.1	Press Release of Tronox Incorporated, dated June 15, 2012

Exxaro Mineral Sands Operations

Combined Financial Statements

Exxaro Mineral Sands Operations

Combined Financial Statements

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Exxaro Resources Limited and Shareholder of the Exxaro Mineral Sands Operations:

In our opinion, the accompanying combined statements of financial position and the related combined statements of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of the Exxaro Mineral Sands Operations at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These combined financial statements are the responsibility of management of the Exxaro Mineral Sands Operations. Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Inc.

PricewaterhouseCoopers Inc.

Johannesburg, Republic of South Africa

March 15, 2012

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	Notes	2011 R’000	2010 R’000	2009 R’000
REVENUE		6,585,874	4,639,972	3,508,276
Raw materials and consumables used		(1,288,114)	(1,078,851)	(1,175,318)
Changes in inventories of finished goods and work-in-progress		123,077	(276,960)	599,999
Staff costs		(1,033,251)	(918,177)	(824,533)
Depreciation and amortization		(547,529)	(601,285)	(479,078)
Impairment reversal/(charge) of property, plant and equipment		877,163	—	(1,435,000)
Energy costs		(679,119)	(501,128)	(433,969)
Other operating expenses		(1,368,367)	(1,013,021)	(1,165,457)

OPERATING PROFIT/(LOSS)	5	2,669,734	250,550	(1,405,080)
Interest income	6	61,042	9,160	10,790
Interest expense	6	(260,596)	(299,417)	(369,119)

PROFIT/(LOSS) BEFORE TAX		2,470,180	(39,707)	(1,763,409)
Income tax benefit/(expense)	7	79,858	48,192	(307,734)

PROFIT/(LOSS) FOR THE YEAR		2,550,038	8,485	(2,071,143)

Profit/(loss) attributable to Exxaro group of companies		2,550,038	8,485	(2,071,143)

PROFIT/(LOSS) FOR THE YEAR		2,550,038	8,485	(2,071,143)
OTHER COMPREHENSIVE INCOME:
Exchange differences on translating foreign operations		475,691	24,207	38,749
Cash flow hedges		25,792	88,655	135,515
Income tax relating to components of other comprehensive income		2,431	(25,632)	(38,511)

Net gain recognised in other comprehensive income for the year, net of tax	19	503,914	87,230	135,753

TOTAL COMPREHENSIVE INCOME/(LOSS) FOR THE YEAR		3,053,952	95,715	(1,935,390)

Total comprehensive income/(loss) attributable to Exxaro group of companies		3,053,952	95,715	(1,935,390)

The accompanying notes are an integral part of the consolidated financial statements.

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF FINANCIAL POSITION

	Notes	December 31,
		2011 R’000	2010 R’000
ASSETS
Non-current assets
Property, plant and equipment	8	6,285,643	5,252,566
Intangible assets	9	131,160	72,799
Deferred tax	10	477,922	138,309
Financial assets	11	156,440	126,654

Total non-current assets		7,051,165	5,590,328

Current assets
Inventories	12	2,298,471	1,911,909
Trade and other receivables	13	1,880,218	1,157,649
Derivatives		8,980	84,991
Amounts owing by related parties	14	1,151,069	1,057,534
Cash and cash equivalents		2,998,263	418,879

Total current assets		8,337,001	4,630,962

Non-current assets classified as held for sale	25	2,046

TOTAL ASSETS		15,390,212	10,221,290

EQUITY AND LIABILITIES
Capital and reserves
Invested capital		4,276,900	2,476,900
Other reserves		1,016,268	498,281
Accumulated losses		(1,601,487)	(3,465,820)

Net investment by Exxaro Resources Limited		3,691,681	(490,639)
Non-current liabilities
Interest-bearing borrowings	15	549,286	652,641
Amounts due to related parties	14	1,925,805	2,346,568
Post retirement medical obligation	21	44,134	37,685
Non-current provisions	16	526,964	438,337
Deferred tax	10		19,181

Total non-current liabilities		3,046,189	3,494,412

Current liabilities
Trade and other payables	17	789,367	715,293
Interest-bearing borrowings	15	275,412	270,658
Amounts due to related parties	14	7,475,156	6,215,285
Current provisions	16	10,159	12,051
Derivatives		102,248	4,230

Total current liabilities		8,652,342	7,217,517

TOTAL EQUITY AND LIABILITIES		15,390,212	10,221,290

The accompanying notes are an integral part of these combined financial statements.

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF CASH FLOWS

For the years ended December 31

	Notes	2011 R’000	2010 R’000	2009 R’000
CASH FLOWS FROM OPERATING ACTIVITIES
Cash generated by/(utilised in) operations	18.1	1,757,760	973,441	(110,546)
Net financing costs	18.2	(158,359)	(270,538)	(357,077)

		1,599,401	702,903	(467,623)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment		(664,529)	(692,819)	(825,807)
Proceeds from Tronox buy-back arrangement (excluding interest income)	18.3	427,151
Proceeds from disposal of property, plant and equipment		2,870	3,019	4,643
Proceeds from disposal of investments	25	4,487
Increase in investments in other non-current assets		(12,839)	(34,818)	(42,581)
Increase in amounts owing by related parties		(68,983)	(266,316)	(93,632)
Acquisition of subsidiary	18.4			(120,560)

		(311,843)	(990,934)	(1,077,937)

CASH FLOWS FROM FINANCING ACTIVITIES
Interest-bearing borrowings raised		53,947	348,012	230,948
Interest-bearing borrowings repaid		(322,793)	(103,502)	(65,985)
Proceeds from related party borrowings		361,575	189,340	923,143
Dividend	18.5	(685,705)
Proceeds from issue of share capital	18.6	1,800,000

		1,207,024	433,850	1,088,106

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		2,494,582	145,819	(457,454)
Cash and cash equivalents at beginning of year		418,879	276,892	731,060
Translation differences on cash and cash equivalents		84,802	(3,832)	3,286

CASH AND CASH EQUIVALENTS AT END OF YEAR		2,998,263	418,879	276,892

The accompanying notes are an integral part of these combined financial statements.

EXXARO MINERAL SANDS OPERATIONS

COMBINED STATEMENTS OF CHANGES IN EQUITY/(DEFICIT)

		Other reserves
	Invested capital R’000	Foreign currency translations R’000	Financial instruments revaluation R’000	Equity- settled reserve R’000	Accumulated profit/(loss) R’000	Net investment by Exxaro R’000
BALANCE AT JANUARY 1, 2009	2,476,900	220,647	(13,771)	38,227	(1,403,162)	1,318,841
Loss for the year					(2,071,143)	(2,071,143)
Other comprehensive income		38,749	97,004			135,753
Transactions with owners
—Share-based payments				12,226		12,226

BALANCE AT DECEMBER 31, 2009	2,476,900	259,396	83,233	50,453	(3,474,305)	(604,323)
Profit for the year					8,485	8,485
Other comprehensive income		24,207	63,023			87,230
Transactions with owners
—Share-based payments				17,969		17,969

BALANCE AT DECEMBER 31, 2010	2,476,900	283,603	146,256	68,422	(3,465,820)	(490,639)
Profit for the year					2,550,038	2,550,038
Other comprehensive income		475,691	28,223			503,914
Transactions with owners
—Share-based payments				14,073		14,073
—Proceeds from shares issued	1,800,000					1,800,000
—Dividends					(685,705)	(685,705)

BALANCE AT DECEMBER 31, 2011	4,276,900	759,294	174,479	82,495	(1,601,487)	3,691,681

Foreign currency translation reserve

The foreign currency translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign entities that are not integral to the operations of the group.

Financial instruments revaluation reserve

The financial instruments revaluation reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments where the hedged transaction has not yet occurred.

Equity-settled reserve

The equity-settled reserve represents the fair value of services received and settled by equity instruments granted.

The accompanying notes are an integral part of these combined financial statements.

EXXARO MINERAL SANDS OPERATIONS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. BACKGROUND

On September 26, 2011, Exxaro Resources Limited (“Exxaro”) signed a Transaction Agreement to sell its mineral sands operations (the “Exxaro Mineral Sands Operations”) to Tronox Limited (the “Acquirer”).

The Exxaro Mineral Sands Operations is comprised of the following wholly-owned subsidiaries of Exxaro in South Africa, Netherlands and Australia:

Exxaro TSA Sands (Pty) Ltd, Exxaro Sands (Pty) Ltd, Exxaro Australia Sands Pty Ltd, Exxaro Holdings Sands (Pty) Ltd, Exxaro Holdings (Aus) Pty Ltd, Exxaro Investments (Australia) Pty Ltd, Ticor Finance (A.C.T) Pty Ltd, Ticor Resources Pty Ltd, Ticor Chemical Company Pty Ltd, Omacor SAC, TiO2 Corporation Pty Ltd, Tific Pty Ltd, Yalgoo Minerals Pty Ltd, Senbar Holdings Pty Ltd, Pigment Holdings Pty Ltd, Synthetic Rutile Holdings Pty Ltd and Exxaro Sands Holdings BV.

The Exxaro Mineral Sands Operations conducts mining and smelting activities of titanium mineral ores to produce titanium slag and pig iron, in the Empangeni area of KwaZulu Natal, as well as the mining and smelting activities of mineral sands at Namakwa Sands in the Western Cape, of South Africa. The operations in Australia include a 50% interest in the Tiwest Joint Venture in Australia, which consists of the mining and concentration of titanium mineral ores, the operation of a synthetic rutile production facility as well as a titanium dioxide pigment plant operation (the “Tiwest Joint Venture”). The Tiwest Joint Venture is an unincorporated joint venture with Tronox and is proportionately consolidated.

The combined financial statements were authorised for issue by the board of directors of Exxaro on March 15, 2012.

The basis of preparation, combination and presentation of the combined financial statements of the Exxaro Mineral Sands Operations is more fully described below.

2. BASIS OF PREPARATION

The accompanying financial statements represent the combined financial statements of the entities described in note 1 above, which are all wholly owned subsidiaries of Exxaro. Such entities comprise the Exxaro Mineral Sands Operations for purposes of the Proposed Transaction and have historically been managed together, and have been under common control, during the reporting periods. The accompanying combined financial statements are prepared in compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The combined financial statements have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS.

The combined financial statements have been prepared for the purposes of presenting, as far as practical, the financial position, results of operations and cash flows of the Exxaro Mineral Sands Operations on a standalone basis. The combined financial statements of the Exxaro Mineral Sands Operations reflect assets, liabilities, revenues and expenses directly attributable to the Exxaro Mineral Sands Operations, including management fee allocations recognised on a historic basis in the accounting records of Exxaro on a legal entity basis. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Exxaro had been purchased from independent third parties, the allocations are considered to be reasonable by the directors of Exxaro and management of the Exxaro Mineral Sands Operations. However, the financial position, results of operations and cash flows of the Exxaro Mineral Sands Operations are not necessarily representative or indicative of those that would have been achieved had the Exxaro Mineral Sands Operations operated autonomously or as an entity independent from Exxaro.

(a) Going Concern

As at December 31, 2010 and 2009 the liabilities of the Mineral Sands Operations exceeded its assets. Due to an increased investment in share capital and improved operating results in 2011, management have a reasonable expectation that the Exxaro Mineral Sands operations has adequate resources to continue in operational existence for the foreseeable future. As at December 31, 2011, the assets of the Exxaro Mineral Sands Operations exceeded its liabilities.

The Exxaro Mineral Sands Operations therefore continues to adopt the going concern basis in preparing its combined financial statements.

(b) Management fees

Exxaro uses a cost recovery mechanism to recover certain central management and other similar costs it incurs at a corporate level. The management fees reflected in the combined financial statements are based on the amounts historically recorded in the accounts of the individual entities within the Exxaro Mineral Sands Operations due to this cost recovery mechanism. An appropriate proportion of the remuneration of the senior management personnel for Exxaro is included in the Exxaro Mineral Sands Operations. These management fees include their salaries and pension costs. These management fees have either been directly attributed to individual operations of the Exxaro Mineral Sands Operations or, for costs incurred centrally, allocated between the relevant Exxaro businesses and the Exxaro Mineral Sands Operations. Costs have principally been allocated on the basis of actual services delivered. A complete discussion of the Exxaro Mineral Sands Operations’ relationship with Exxaro and other Exxaro companies, including a description of the costs that have historically been charged to the Exxaro Mineral Sands Operations, is included in Note 14 to these combined financial statements.

(c) Interest

The interest charge reflected in the combined financial statements is based on the interest charge historically incurred by the entities included in the Exxaro Mineral Sands Operations on specific external borrowings or financing provided by other Exxaro companies. Details of specific external borrowings and borrowings from other Exxaro companies are set out in notes 14 and 15.

(d) Taxation

The entities that comprise the Exxaro Mineral Sands Operations have historically filed separate tax returns in South Africa, and a consolidated tax return in Australia.

Current and deferred income taxes for the Exxaro Mineral Sands South African operations are therefore based on the historical (separate) tax returns.

Current and deferred income taxes for the Exxaro Mineral Sands Australian operations are based on the consolidated tax return prepared for all Australian subsidiaries of Exxaro. The head entity within the tax-consolidated group for the Australian operations is Exxaro Australia Pty Ltd (which is a fellow-subsidiary of Exxaro engaged in Coal operations, and not part of the Exxaro Mineral Sands Operations). Entities within the tax-consolidated group have entered into a tax funding arrangement and a tax-sharing agreement with the head entity. Under the terms of the tax funding agreement, each of the Exxaro Mineral Sands Operations entities and each of the entities in the tax-consolidated group have agreed to pay a tax equivalent payment to or from the head entity, based on the current tax liability or current tax asset of the entity. Tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using the ‘separate taxpayer within group’ approach. Current tax liabilities and assets and deferred tax assets arising from unused tax losses and tax credits of the members of the tax-consolidated group are recognised by Exxaro Australia Pty Ltd (as head entity in the tax-consolidated group). Such amounts are reflected in amounts receivable from, or payable to, related parties (see note 14). There is no difference between the tax expense recognised in each entity on a separate tax return basis to that recognised on a consolidated tax return basis.

The tax sharing agreement entered into between members of the tax-consolidated group provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations. No amounts have been recognised in the financial statements in respect of this agreement as payments of any amount under the tax sharing agreement are considered remote. Tax liabilities that may arise from any separation of the entities comprising the Exxaro Mineral Sands Australian operations from the tax consolidated group have not been reflected in the combined financial statements.

(e) Share-based payments

A number of Exxaro Mineral Sands Operations employees participate in Exxaro’s performance share schemes and management option plan. For purposes of these combined financial statements, transfers of Exxaro’s equity instruments to employees of the Exxaro Mineral Sands Operations have been reflected as equity settled share-based payment transactions. The share-based payment transactions have are classified as ‘equity-settled’ share-based payments on the basis that the responsibility for settling the awards reside with Exxaro, and not the entities comprising the Exxaro Mineral Sands Operations.

(f) Net investment by other Exxaro companies

The net investment by other Exxaro companies in the Exxaro Mineral Sands Operations businesses is shown in lieu of shareholder’s equity in the combined balance sheets. Net investment by other Exxaro companies therefore includes aggregated combined share capital of the entities included within the combined financial statements, accumulated losses and other reserves (including share-based payment reserve, hedging reserve and cumulative translation adjustments).

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below. These policies have been consistently applied to all the periods presented.

(a) Basis of combination

The financial statements have been prepared by combining all individual subsidiaries into one reporting entity, the Exxaro Mineral Sands Operations. The list of individual legal entities included within these combined financial statements, which together form the Exxaro Mineral Sands Operations of Exxaro, is provided in note 1. All intra-Exxaro Mineral Sands Operations transactions, balances, income and expenses, including unrealised profits on such transactions, have been eliminated on combination. Unrealised losses have also been eliminated unless the transaction provided evidence of an impairment of the asset transferred.

Subsidiaries are all entities (including special purpose entities) over which the Exxaro Mineral Sands Operations has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Exxaro Mineral Sands Operations controls another entity.

A joint venture is a contractual arrangement whereby the Exxaro Mineral Sands Operations and one or more parties undertake an economic activity that is subject to joint control. Joint ventures in which the Exxaro Mineral Sands Operations participates with other parties are proportionately combined. In applying the proportionate combination method, the Exxaro Mineral Sands Operations’ percentage share of the statement of financial position and statement of comprehensive income items are included in the Exxaro Mineral Sands Operations’ combined financial statements.

(b) Adoption of new and revised standards and interpretations

The effective date of each amendment is included in the list of the new and revised standards and interpretation list below.

The following amended and new Standards and Interpretations have been applied, where relevant, to the combined financial statements for the period ended December 31, 2011:

•	Amendment to IFRS 7 Financial Instruments: Disclosures—this amendment clarifies certain of the disclosures relating to credit risk.

•	Amendment to IAS 1 Presentation of Financial Statements—this amendment clarifies disclosures required for each component of equity.

•	Amendment to IAS 34 Interim Financial Reporting—this amendment provides further information on the significant events and transactions requiring discussion in interim financial reports.

•	Amendment to IAS 24 Related Party Disclosures—this amendment clarifies and simplifies the definition of a related party.

•

Amendment to IFRS 7 Financial Instruments Disclosures—This amendment provides additional disclosure requirements with respect to transfers of financial assets. This amendment is effective July 1, 2011.

These pronouncements had no material impact on the accounting of transactions or the disclosure thereof.

The adoption of the amended and revised standards did not have a significant impact on the measurement or disclosure and presentation of items included in the combined financial statements.

Exxaro Resources Limited will early adopt the new suite of consolidation standards on January 1, 2012.

•

IFRS 10 Consolidated financial statements—this standard clarifies the concept of control which is the determining factor in whether an entity should be included within the consolidated financial statements.

Additional guidance is provided to assist in determining control where this is difficult to assess. The standard is effective January 1, 2013.

•	IFRS 11 Joint arrangements—this standard provides guidance on the assessment of joint arrangements (as either joint ventures or joint arrangements) and the required accounting for these arrangements.

Proportionate consolidation is no longer permitted. The standard is effective January 1, 2013.

•

IFRS 12 Disclosures of interests in other entities—this standard describes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The standard is effective January 1, 2013.

•

IAS 27 (revised 2011) Separate financial statements—this updated standard includes the provisions on separate financial statements which remain after the control provisions of IAS 27 have been included in the new IFRS 10. The standard is effective January 1, 2013.

The following standards and amendments to standards are mandatory for the Exxaro Mineral Sands Operations’ accounting periods beginning on or after January 1, 2012, but the Exxaro Mineral Sands operations have not early adopted them.

•

Amendment to IAS 12 Income taxes—this amendment introduces a rebuttable presumption that deferred tax assets or liabilities arising on investment property measured at fair value should be recognised based on recovery by sale. The amendment is effective on January 1, 2012.

•

IFRS 9 Financial Instruments—this standard is part of the IASBs project to replace IAS 39. It addresses classification and measurement of financial assets and replaces the multiple classification and measurement models in IAS 39 with a single model that has only two classification categories: amortised cost and fair value. The standard is effective January 1, 2013.

•	IAS 28 (revised 2011) Associates and joint ventures—this updated standard requires equity accounting for investments in associates and joint ventures. The standard is effective January 1, 2013.

•	IFRS 13 Fair value measurement—this standard provides a precise definition of fair value and represents a single source of fair value measurement and disclosure requirements for use across IFRS.

The standard is effective January 1, 2013.

The directors believe that none of the other new or revised standards and interpretations will have an effect other than enhanced disclosure.

(c) Property, plant and equipment

Land and extensions under construction are stated at cost and are not depreciated. Buildings, including certain non-mining residential buildings and all other items of property, plant and equipment are reflected at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is charged on a systematic basis over the estimated useful lives of the assets after taking into account the estimated residual value of the assets. Useful life is the period of time over which the asset is expected to be used or the number of production or similar units expected to be obtained from the use of the asset. The useful lives of mineral rights may change based on changes in geological assumptions.

Refractory furnace relines are depreciated based on the usage thereof.

Items of property, plant and equipment are capitalised in components where components have a different useful life to the main item of property, plant and equipment to which the component can be logically assigned.

The estimated useful lives of assets and their residual values, are re-assessed periodically with any changes in such accounting estimates being adjusted in the financial year of re-assessment and applied prospectively.

The estimated useful lives of items of property, plant and equipment are:

Buildings and infrastructure (including residential buildings)	3 – 40 years
Mineral properties	3 – 29 years
Fixed plant and equipment	1 – 30 years
Mobile equipment, built-in process computers, underground mining equipment and reconditionable spares	3 – 25 years
Loose tools and computer equipment	3 – 10 years
Development costs	10 –20 years
Refractory relines	4 – 6 years
Site preparation, mining development and exploration	3 – 29 years

Maintenance and repairs which neither materially add to the value of assets nor appreciably prolong their useful lives are taken to profit or loss.

Direct attributable expenses relating to mining and other major capital projects, site preparations and exploration are capitalised until the asset is brought to a working condition for its intended use. These costs include dismantling and site restoration costs to the extent that these are recognised as a provision.

Financing costs directly associated with the construction or acquisition of qualifying assets are capitalised relating to loans specifically raised for that purpose, or at the average borrowing rate where the general pool of combined company borrowings was utilised. Capitalisation of borrowing costs ceases when the asset is ready for its intended use.

Gains and losses on the disposal of property, plant and equipment are taken to profit or loss.

(d) Leased assets

Leases involving plant and equipment whereby the lessor provides finance to the combined company with the asset as security and where the combined company obtains substantially all the benefits and risks of ownership, are classified as finance leases. Assets acquired in terms of finance leases are capitalised at the lower of fair value and the present value of the minimum lease payments at inception of the lease and depreciated over the useful life of the asset. The minimum lease payments exclude contingent rents. Contingent rents shall be charged as expenses in the periods in which they are incurred. The capital element of future obligations under the leases is included as a liability in the statement of financial position. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance charge is charged against income over the lease period using the effective interest rate method.

For a sale and leaseback transaction that results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and recognised on the straight-line basis over the period of the lease.

Leases of assets to the combined company under which all the risks and benefits of ownership are effectively retained by the lessor, are classified as operating leases. Payments made under operating leases are charged against income on the straight-line basis over the period of the lease.

Arrangements that contain the right to use an asset are evaluated for recognition, classification as a finance or operating lease, measured, and accounted for accordingly.

(e) Intangible assets

An intangible asset is recognised at cost if it is probable that future economic benefits will flow to the enterprise and the cost can be reliably measured. Amortisation is charged on a systematic basis over the estimated useful lives of the intangible assets.

Subsequent expenditure on capitalised intangible assets is capitalised only if it increases the future benefits embodied in the specific asset to which it relates.

Intangible assets with finite useful lives are amortised on the straight-line basis over their estimated useful lives. The amortisation methods and estimated remaining useful lives are reviewed at least annually. The estimated maximum useful lives of intangible assets in respect of patents, licenses and franchises are 25 years.

The carrying amounts are reviewed at each financial year-end to determine whether there is any indication of impairment.

(f) Research, development and exploration costs

Research, development and exploration costs are charged against income until they result in projects that are evaluated as being technically or commercially feasible, the combined company has sufficient resources to complete development and can demonstrate how the asset will generate future economic benefits, in which event these costs are capitalised and amortised on the straight-line basis over the estimated useful life of the project or asset. The carrying amounts are reviewed at each financial year-end to determine whether there is any indication of impairment.

(g) Impairment of assets

The carrying amounts of assets are reviewed at each financial year-end to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount is estimated as the higher of the fair value less cost to sell.

Assets that have an indefinite useful life—for example, goodwill or intangible assets not ready to use – are not subject to amortisation and are tested annually for impairment.

Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

In assessing value in use, the expected future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognised whenever the carrying amount exceeds the recoverable amount.

For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. An impairment loss is recognised whenever the carrying amount of the cash-generating unit exceeds its recoverable amount.

A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount, however not to an amount higher than the carrying amount that would have been determined (net of depreciation) had no impairment loss been recognised in prior years.

(h) Financial Instruments

Recognition

A financial instrument is recognised when the Exxaro Mineral Sands Operations becomes a party to a contract which entitles it to receive contractually agreed cash flows on the instrument. All acquisitions of financial assets that require delivery within the time frame established by regulation or market convention (regular-way purchases) are recognised at trade date, which is the date on which the Exxaro Mineral Sands Operations commits to acquire the asset.

Derecognition

The Exxaro Mineral Sands Operations derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in financial assets transferred that is created or retained by the Exxaro Mineral Sands Operations is recognised as a separate asset or liability.

The Exxaro Mineral Sands Operations may enter into transactions whereby it transfers assets recognised on its statement of financial position, but retains either all risks and rewards of the transferred assets or a portion of them. If all, or substantially all, risks and rewards are retained, then the transferred assets are not derecognised from the statement of financial position.

The rights and obligations retained in the transfer of financial instruments are recognised separately as assets and liabilities as appropriate. In transfers where control over the asset is retained, the Exxaro Mineral Sands Operations continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset.

Non-derivative financial instruments

Non-derivative financial instruments comprise investments in equity and debt instruments, trade and other payables, cash and cash equivalents, loans and borrowings and trade and other receivables.

Non-derivative financial instruments are recognised initially at fair value plus, in the case where financial instruments are not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition, non-derivative financial instruments are measured as described below.

Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand form an integral part of the Exxaro Mineral Sands Operations’ cash management system and are included as a component of cash and cash equivalents for purposes of the cash flow statements. Cash and cash equivalents are measured at amortised cost.

Financial instruments at fair value through profit or loss

The Exxaro Mineral Sands Operations designates financial assets and liabilities at fair value through profit or loss when either:

•	the assets or liabilities are managed, evaluated and reported internally on a fair value basis;

•	the designation eliminates or significantly reduces an accounting mismatch which would otherwise arise; or

•

the assets or liabilities contain an embedded derivative that significantly modifies the cash flows that would otherwise be required under the contract and has to be separately disclosed and fair-valued through profit or loss.

The Exxaro Environmental Rehabilitation Trust financial instrument is designated as at fair value through profit or loss as it is believed that the designation significantly reduces an accounting mismatch which would otherwise arise. Changes in the fair value of the Exxaro Environmental Rehabilitation Trust are recognised in profit of loss which is consistent with the recognition of changes in the related environmental rehabilitation provision (relating to interest cost). Subsequent to initial recognition, financial instruments designated or classified as at fair value through profit or loss are measured at fair value with changes in fair value recognised in profit or loss.

Financial instruments not at fair value through profit or loss, and not available-for-sale

—Receivables

Long-term receivables and trade and other receivables are measured at amortised cost using the effective interest rate method. Effective interest rate method is a method of calculating the amortised cost of a financial asset or liability and allocating the interest income or interest expense over the relevant period. Amortised cost is the amount at which the long-term receivables and trade and other receivables are measured at initial recognition, minus principal repayments, plus or minus the cumulative amortisation using the effective interest rate method of any difference between the initial amount recognised and the maturity amount, minus any reduction for impairment or uncollectibility.

—Loans and borrowings

Loans and borrowings are measured at amortised cost using the effective interest rate method.

—Payables

Trade and other payables are reported at amortised cost, namely original debt less principal repayments and any amortisation using the effective interest rate method.

—Investment in equity instruments

The fair value of investments is based on quoted bid prices for listed securities or valuations derived from discounted cash flow models for unlisted securities. Equity instruments for which fair values cannot be measured reliably are recognised at cost less impairment. When equity instruments classified as available-for-sale are sold or impaired, the accumulated fair value adjustments are included in profit or loss as gains and losses from investment securities.

Derivative financial instruments (foreign exchange contracts)

The Exxaro Mineral Sands Operations holds derivative financial instruments to hedge its foreign currency and interest rate exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivative instruments are recognised initially at fair value; attributable transaction costs are recognised in profit or loss when incurred. Subsequent to initial recognition, derivative instruments are measured at fair value, and changes in fair value are accounted for as described below.

Fair value hedges

When a derivative is designated as a hedge of the change in fair value of a recognised asset or liability or a firm commitment, changes in the fair value of the derivative are recognised immediately in profit or loss together with changes in the fair value of the hedged item that are attributable to the hedged risk.

If the derivative expires or is sold, terminated, or exercised, or no longer meets the criteria for fair value hedge accounting, or the designation is revoked, hedge accounting is discontinued. Any adjustment up to that point, to a hedged item for which the effective interest rate method is used, is amortised to profit or loss as part of the recalculated effective interest rate of the item over its remaining life.

Cash flow hedges

When a derivative is designated as a hedge of the variability in cash flows attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction that could affect profit or loss, the effective portion of changes in the fair value of the derivative is recognised directly in equity. The amount recognised in equity is removed and included in profit or loss in the same period as the hedged item’s cash flows affect profit or loss under the same income statement line item as the hedged item. Any ineffective portion of changes in the fair value of the derivative is recognised immediately in profit or loss.

If the derivative expires or is sold, terminated, or exercised, or no longer meets the criteria for cash flow hedge accounting, or the designation is revoked, then hedge accounting is discontinued and the amount recognised in equity remains in equity until the forecast transaction affects profit or loss. If the forecast transaction is no longer expected to occur, then hedge accounting is discontinued and the balance in equity is recognised immediately in profit or loss.

Economic hedges

Hedge accounting is not applied to derivative instruments that economically hedge monetary assets and liabilities denominated in foreign currencies. Changes in the fair value of such derivatives are recognised in profit or loss as part of foreign currency gains and losses.

Separable embedded derivatives

Changes in the fair value of separable embedded derivatives are recognised immediately in profit or loss.

Impairment of financial assets

The Exxaro Mineral Sands Operations first assesses whether objective evidence of impairment exists. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

For loans and receivables category, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in profit or loss. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the reversal of the previously recognised impairment loss is recognised in the combined statement of comprehensive income.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets in the Exxaro Mineral Sands Operations which share similar credit risk character are assessed collectively.

Offset

Financial assets and liabilities are set off and the net amount presented in the statement of financial position when, and only when, the Exxaro Mineral Sands Operations has a legal right to set off the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

Determining fair values

The determination of fair values of financial assets and financial liabilities is based on quoted market prices or dealer price quotations for financial instruments traded in active markets. For all other financial instruments fair value is determined by using generally accepted valuation techniques. Valuation techniques include net present value techniques, the discounted cash flow method, comparison to similar instruments for which market observable prices exist, and valuation models. The Exxaro Mineral Sands Operations uses widely recognised valuation models for determining the fair value of common and more simple financial instruments like interest rate and currency swaps. For these financial instruments, inputs into models are available on the market.

The fair value of long and medium-term borrowings is calculated using quoted market prices, or where such prices are not available, discounted cash flow analysis using the applicable yield curve for the duration of the borrowing are used. The fair value of financial assets and financial liabilities with standard terms and conditions and traded on active liquid markets, is determined with reference to quoted market prices. The fair value of other financial assets and financial liabilities (excluding derivative instruments) is determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from widely available current market transactions. The fair value of derivative instruments is calculated using quoted prices. Where such prices are not available, use is made of discounted cash flow analyses for the duration of the instruments for non-optional derivatives, and option pricing models for optional derivatives.

Interest income

Finance income comprises interest income on funds invested including available-for-sale financial assets and hedging instruments that are recognised in profit or loss. Interest income is recognised as it accrues in profit or loss, using the effective interest rate method.

Interest expense

Finance expenses comprise interest expense on borrowings and agreements for the use of assets classified as finance leases in terms of IFRIC 4, “Determining whether an Arrangement contains a Lease,” unwinding of the discount on provisions, and dividends on preference shares classified as liabilities. All borrowing costs are recognised in profit or loss using the effective interest rate method.

Foreign currency gains and losses are reported on a net basis.

Fees and commission

Fees and commission income and expenses that are integral to the effective interest rate on a financial asset or financial liability are included in the measurement of the effective interest rate.

Other fees and commission expenses relate mainly to transaction and service fees and are expensed as the services are received.

(i) Inventories

Inventories are valued at the lower of cost, determined on the weighted average basis, and net realisable value. The cost of finished goods and work-in-progress comprises raw materials, direct labour, other direct costs and fixed production overheads, but excludes interest charges. Fixed production overheads are allocated on the basis of normal capacity. Write-downs to net realisable value and inventory losses are expensed in the period in which the write-downs or losses occur.

Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

(j) Foreign currencies

Transactions and balances

Transactions denominated in foreign currencies are translated at the rate of exchange ruling at the transaction date. Monetary items denominated in foreign currencies are translated at the rate of exchange ruling at the reporting date. Gains or losses arising on translation are credited to or charged against income. These gains or losses may be deferred in other comprehensive income when the cash flow hedging criteria are met.

Foreign entities

The financial statements of foreign entities are translated into South African Rand as follows:

•	assets and liabilities at rates of exchange ruling at the reporting date.

•	income, expenditure and cash flow items at weighted average rates.

•	goodwill and fair value adjustments arising on acquisition at rates of exchange ruling at the reporting date.

All resulting exchange differences are reflected as part of shareholders’ equity. On disposal, such translation differences are recognised in the income statement as part of the cumulative gain or loss on disposal.

(k) Revenue recognition

Revenue, which excludes value added tax, represents the gross value of goods invoiced. Export revenues are recorded according to the relevant sales terms, when the risks and rewards of ownership are transferred to the buyer.

(l) Interest income

Interest is recognised on the time proportion basis, taking account of the principal outstanding and the effective rate over the period to maturity, when it is determined that such income will accrue to the Exxaro Mineral Sands Operations.

(m) Income tax expense

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years in determination of taxable profit (temporary differences), and it further excludes items that are never taxable or deductible (non-temporary differences). The Exxaro Mineral Sands Operations’ liability for tax is calculated using tax rates that have been enacted or substantively enacted at the reporting date.

(n) Deferred tax

Deferred tax is provided using the balance sheet liability method on all temporary differences between the carrying amounts for financial reporting purposes and the amounts used for tax purposes.

A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which the associated unused tax losses and deductible temporary differences can be utilised. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated using tax rates that have been enacted at the reporting date. The effect on deferred tax of any changes in taxation rates is charged or credited to the income statement, except to the extent that it relates to items previously charged or credited directly to equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Exxaro Mineral Sands Operations intends and has the ability to settle its current tax assets and liabilities on a net basis.

(o) Provisions

Provisions are recognised when the Exxaro Mineral Sands Operations has a present legal or constructive obligation as a result of past events, for which it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Where the effect of discounting to present value is material, provisions are adjusted to reflect the time value of money, and where appropriate, the risk specific to the liability.

Decommissioning and environmental rehabilitation

Provision is made for environmental rehabilitation and decommissioning costs where either a legal or constructive obligation is recognised as a result of past events. Estimates are based upon costs that are regularly reviewed and adjusted as appropriate for new circumstances.

Where a provision is made for dismantling and site restoration costs, an asset of similar initial value is raised and amortised in accordance with the Exxaro Mineral Sands Operations’ accounting policy for property, plant and equipment.

Annual contributions are made to the Exxaro Mineral Sands Operations’ Environmental Rehabilitation Fund, created in accordance with statutory requirements, to provide for the funding of the estimated cost of pollution control and rehabilitation during, and at the end of the life of mines.

Expenditure on plant and equipment for pollution control is capitalised and depreciated over the useful lives of the assets whilst the cost of ongoing current programmes to prevent and control pollution and to rehabilitate the environment is charged against profit or loss as incurred.

(p) Employee benefits

Post-employment benefits

Defined contribution plan

The Exxaro Mineral Sands Operations provides defined contribution retirement funds for the benefit of employees, the assets of which are held in separate funds. These funds are funded by contributions from employees and the Exxaro Mineral Sands Operations, taking account of the recommendations of independent actuaries. The Exxaro Mineral Sands Operations’ contribution to the defined contribution fund is charged to the income statement in the year to which it relates.

Defined benefit obligation

A post-retirement medical contribution obligation exists for certain in-service and retired employees who are members of accredited medical aid funds. This benefit is no longer offered to new employees. The liability is determined using actuarial assumptions. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised immediately in profit or loss.

Equity compensation benefits

Senior management, including executive directors, and eligible employees participated in the share appreciation right scheme (SARs), long-term incentive plan (LTIP), deferred bonus plan (DBP), share option scheme and the employee empowerment participation scheme (MPower).

SARs, LTIP, DBP, share options and MPower are treated as equity-settled share-based payment schemes with the fair value being expensed over the vesting period of the instrument with a corresponding increase in equity. The fair value of these schemes are determined at grant date and subsequently reviewed at each reporting period only for changes in non-market performance conditions and employee attrition rates applicable to each scheme.

The vesting portion of long-term benefits is recognised and provided for at financial year-end, based on current total cost to company.

Termination benefits

Termination benefits are payable whenever an employee’s employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits.

The Exxaro Mineral Sands Operations recognises termination benefits when it has demonstrated its commitment to either terminate the employment of current employees according to a detailed formal plan without possibility of withdrawal or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. If the benefits fall due more than 12 months after the reporting date, they are discounted to present value.

(q) Dividend

Dividends paid are recognised by the company when the shareholder’s right to receive payment is established. These dividends are recorded and disclosed as dividends paid in the statement of changes in equity. Dividends proposed or declared subsequent to the year end are not recognised at the financial year-end, but are disclosed in the notes to the financial statements.

4. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

4.1 Critical accounting estimates and assumptions

The Exxaro Mineral Sands Operations makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Impairment of property, plant and equipment

The Exxaro Mineral Sands Operations reviews the carrying amount of its property, plant and equipment at least annually at the end of each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount is estimated as set out in the accounting policy in 3(g).

The recoverable amounts of cash generating units are generally determined based on fair value less cost to sell calculations. These calculations require the use of estimates.

Should management’s estimate of the future not reflect actual events, further impairments may be identified.

Factors affecting the estimates include:

•	changes to estimates of mineral resources and ore reserves;

•	economical recovery of resources;

•	the grade of the ore reserves may vary significantly from time to time;

•	review of strategy;

•	unforeseen operational issues at operations;

•	differences between actual commodity prices and commodity price assumptions;

•	changes in the discount rates and foreign exchange rates; and

•	changes in capital, operating mining, processing and reclamation costs.

KZN Sands has been assessing the carrying values of its property, plant and equipment, as required, since commissioning.

During 2006 the carrying value of the assets of KZN Sands was reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R784.4 million. During 2009, the carrying value of the assets of KZN Sands was further reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R1,435 million. The impairment in 2009 resulted from a decision by Exxaro’s board of directors, as a result of depressed market conditions at the time, not to proceed with the planned development of the Fairbreeze mine. Instead, management began planning for Hillendale’s closure at KZN Sands and investigated feedstock alternatives to permit the continuation of KZN Sands’s operations following Hillendale’s closure.

During 2011, as a result of the improvement in global market conditions and increased demand for titanium feedstock and zircon and the consequential increases in their prices, Exxaro’s board of directors approved the development of the Fairbreeze mine as a replacement feedstock producer to the Hillendale mine at KZN Sands, subject to obtaining the required regulatory and environmental approvals.

During the period between the decommissioning of the Hillendale mine, which is expected to occur at the end of 2012, and the commencement of operations at the Fairbreeze mine, which is expected in 2014, KZN Sands has identified alternate supplies of ilmenite from Namakwa Sands, the Tiwest Joint Venture and other third party suppliers. The identification of alternate supplies of ilmenite have led to an increased recoverable amount assigned to the smelters at KZN Sands. As a result, management reversed the impairment previously recognised on smelter-specific property, plant and equipment, amounting to R877 million. The impairment reversal was restricted to increasing the carrying value of the relevant smelter assets to the carrying value that would have been recognised had the original impairment not occurred (that is, after taking account of normal depreciation that would have been charged had no impairment occurred).

The impairment relating to the Fairbreeze mine of R180 million has not been reversed as of December 31, 2011 as Exxaro continues to await the required regulatory and environmental approvals before it can proceed with further development of the mine.

Refer to note 8.1 for parameters and assumptions utilised by management in its assessment of the carrying value of the KZN Sands operations.

(b) Residual values and useful lives of plant, property and equipment

The charge in respect of periodic depreciation is derived after determining an estimate of an asset’s expected useful life and the expected residual value at the end of its life. Increasing an asset’s expected life or its residual value would result in a reduced depreciation charge in profit or loss.

The useful lives of the assets in the Exxaro Mineral Resources Operations are determined by management at the time the asset is acquired and reviewed annually for appropriateness. The lives are based on historical experience with similar assets as well as anticipation of future events, which may impact their life, such as changes in technology. Assessing the appropriateness of useful life and residual value estimates of the assets requires the Exxaro Mineral Resources Operations to consider a number of factors such as the physical condition of the asset, expected period of use of the asset, and expected disposal proceeds from the future sale of the asset.

(c) Provisions for environmental rehabilitation and decommissioning

Estimated long-term environmental rehabilitation and decommissioning obligations, are based on the Exxaro Mineral Sands Operations’ environmental management plans in compliance with current technological, environmental and regulatory requirements.

Significant judgment is applied in estimating ultimate rehabilitation cost that will be required in future to rehabilitate the Exxaro Mineral Sands Operations’ mines.

Management used the following assumptions in determining the environmental and decommissioning provisions:

	Exxaro Sands (Pty) Ltd KZN Mine	Exxaro TSA Sands (Pty) Ltd		Exxaro Australia Sands Pty Ltd Australia
		KZN Smelter	Namakwa
2011
—Inflation % per annum	5%	5%	5%	2.5%
—Discount rate % per annum	8.1%	8.8%	8.8%	5.5%
—Life of mine	2	18	29	16-38
2010
—Inflation % per annum	5%	5%	5%	2.5%
—Discount rate % per annum	10%	10%	10%	5.5%
—Life of mine	3	19	30	16-39

The ultimate cost may significantly differ from current estimates.

(d) Mineral reserves and resources

Mineral reserves and resources are estimates of the amount of ounces that can be economically and legally extracted from the Exxaro Mineral Sands Operations’ properties.

In order to calculate the mineral reserves and resources, estimates and assumptions are required about a range of geological, technical and economic factors, costs, commodity prices and exchange rates. Estimating the quantities and/or grade of the reserves and resources requires the size, shape and depth of the ore bodies to be determined by analyzing geological data such as the logging and assaying of drill samples. This process may require complex and difficult geological judgments and calculations to interpret the data.

Because the economic assumptions used to estimate the mineral reserves and resources change from year to year, and because additional geological data is generated during the course of operations, estimates of the mineral reserves and resources may change from year to year. Changes in the reserves and resources may affect the Exxaro Mineral Sands Operations’ financial results and financial position in a number of ways, including:

•	asset carrying values may be affected due to changes in estimated cash flows;

•	depreciation and amortization charged in the income statement may change as they are calculated on the units-of-production method; and

•	environmental provisions may change as the timing and/or cost of these activities may be affected by the change in mineral reserves and resources.

(e) Estimate of post-retirement obligations

For defined benefit schemes, management is required to make annual estimates and assumptions about future returns on classes of schemes assets, future remuneration changes, employee attrition rates, administration costs, changes in benefits, inflation rates, exchange rates, life expectancy and expected remaining periods of service of employees. In making these estimates and assumptions, management considers advice provided by external advisers, such as actuaries. Refer note 21.

(f) Fair value of derivatives

The fair value of derivatives that are not quoted in active markets is determined by using valuation techniques, which make use of observable market data. The Exxaro Mineral Sands Operations uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

The total amount of the change in fair value of the derivatives, estimated using a discounted cash flow analysis, based on observable interest rate yield curves that was recognised in profit or loss for the year ended December 31, 2011 was a loss of R281.9 million (2010: R236.7 million profit, 2009: R156.2 million profit ). Refer to note 20.

(g) Income taxes

The Exxaro Mineral Sands Operations is subject to income taxes, principally in South Africa and Australia. Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

4.2 Critical judgements in applying the Exxaro Mineral Sands Operations’ accounting policies

(a) Contractual arrangements containing leases

IFRIC 4, Determining whether an arrangement contains a lease, requires the Mineral Sands Operations to evaluate contractual arrangements that do not take the legal form of a lease, but which convey the right to use an asset in return for a payment or series of payments, as finance or operating leases in accordance with the accounting policy described in 2(d). This determination requires significant judgement. In making this judgement, the Exxaro Mineral Sands Operations evaluates whether the arrangements involve the use of a specific asset, and if so, whether the arrangement conveys the right to use the asset based on the Exxaro Mineral Sands Operations’ right to control the asset’s use. These arrangements involve the lease of bulk terminals, and other assets relating to water and electricity supply. Refer to note 15.

(b) Deferred tax assets

Management has to exercise judgment with regards to deferred tax assets. Where the possibility exists that no future taxable income may flow against which these assets can be offset, the deferred tax assets are not recognised. As of December 31, 2011, the Exxaro Mineral Sands Operations recognised deferred taxes relating to tax losses at its mining and smelter operations. Unrecognised tax losses amounting to R109 million (2010: R2 954 million) relate principally to KZN Sands non-smelter operations, included in Exxaro Sands (Pty) Ltd legal entity. Tax losses have no expiry dates. Refer to note 10.

5. OPERATING PROFIT/(LOSS)

		Year ended December 31,
	Notes	2011 R’000	2010 R’000	2009 R’000
Operating profit/(loss) has been arrived at after charging/(crediting) the following gains and losses:
Staff costs
—salaries and wages		978,620	872,047	788,414
—share-based payments		24,655	18,218	10,104
—pension and medical costs		29,930	27,912	26,015
Currency exchange differences
—net realised (gains)/losses on currency exchange differences		(348,130)	128,971	334,091
—net unrealised losses on currency exchange differences		(53,771)	(97,931)	(138,539)
Fair value (gains)/losses on financial assets at fair value through profit or loss:
—designated upon initial recognition		(3,399)	(2,745)	(2,403)
—held for trading		281,873	(236,725)	(156,203)
Operating lease rentals expenses		22,254	32,536	23,454
Contingent rent expense in terms of finance leases		13,501	12,917	11,581
Inventories write down to net realisable value		590	7,498	1,734
Repairs and maintenance		451,674	386,363	311,366
Impairment (reversal)/charge of KZN Sands property, plant and equipment	8.1	(877,163)		1,435,000
Insurance claim for KZN Sands Furnace 2			(98,044)	(23,317)
Impairment charges and write-offs of trade and other receivables		(210)	42	(625)
Depreciation of property, plant and equipment	8	543,675	597,825	475,689
Amortisation of intangible assets	9	3,855	3,460	3,389

6. NET FINANCING COSTS

Interest income
Interest income on cash and cash equivalents	(15,474)	(4,271)	(6,586)
Interest income on Tronox buy-back (note 18.3)	(41,512)
Interest income on financial assets designated at fair value through profit or loss	(4,056)	(4,889)	(4,204)

	(61,042)	(9,160)	(10,790)

Interest expense
Interest expense on interest-bearing borrowings (amortised cost)	49,309	43,304	31,267
Interest expense on obligations under finance leases (amortised cost)	15,490	27,984	28,932
Interest expense on non-current provisions	41,195	19,719	1,252

Interest expense on external liabilities	105,994	91,007	61,451
Interest expense on related party borrowings (amortised cost) (note 14)	154,602	208,410	307,668

	260,596	299,417	369,119

Net financing costs	199,554	290,257	358,329

7. INCOME TAX EXPENSE

Deferred tax (refer to Note 10)	79,858	48,192	(307,734)
—Current year origination and reversal of temporary differences	71,912	48,646	(295,692)
—Adjustment in respect of prior year	7,946	(454)	(12,042)
Total tax benefit/(expense)	79,858	48,192	(307,734)

Reconciliation of tax rates%	%	%	%
Tax expense/benefit as a percentage of profit before tax	(3.2)	(121.4)	17.5
Tax effect of
—capital profits/(losses)	(0.1)		(0.8)
—disallowable expenditure	(1.3)	(84.9)	(0.7)
—exempt income	1.5	81.3	1.8
—special tax allowances		112.7
—unrealised foreign exchange translation differences		(1.1)	(0.2)
—prior year tax	0.3	(1.1)	(0.7)
—derecognition of deferred tax asset		(17.4)	(45.0)
—tax rate differences	(0.6)	3.9	0.1
—re-instatement of deferred tax asset(1)	31.3
—share of joint ventures	0.1

Standard tax rate	28.0	(28.0)	(28.0)

(1)	As a result of increased profitability at KZN Sands smelter operations, deferred tax assets on the historical tax losses were recognised.

8. PROPERTY, PLANT AND EQUIPMENT

	Land R’000	Mineral Properties R’000	Residential buildings R’000	Infra- structure R’000	Machinery, plant and equipment R’000	Site preparation, mining development, exploration and rehabilita- tion R’000	Extensions under construction R’000	Total R’000
December 31, 2011
Gross carrying amount
At beginning of year	146,418	744,227	54,847	1,655,973	7,504,305	672,320	300,894	11,078,984
Additions	466		1,621	15,708	558,219	691	98,576	675,281
Changes in decommissioning assets				1,669	(18,134)	15,563	4,990	4,088
Disposals of items of property, plant and equipment				(11,347)	(645,031)			(656,378)
Exchange differences on translation	3,484	97,031		73,387	659,335	100,791	38,051	972,079
Transfers between categories				67,044	41,661	2,348	(111,053)

At end of year	150,368	841,258	56,468	1,802,434	8,100,355	791,713	331,458	12,074,054

Accumulated depreciation
At beginning of year	17,080	243,576	3,650	580,789	2,550,815	288,670		3,684,580
Depreciation charges	19,409	34,264	2,368	50,683	417,513	19,437		543,674
Accumulated depreciation on disposals of items of property, plant and equipment				133,595	291,660	5,977		431,232
Exchange differences on translation		45,105		52,786	331,005	54,321		483,217
Transfers between categories				181	(1,547)	1,393

At end of year	36,489	322,945	6,018	818,034	3,589,419	369,798		5,142,703

Impairment of assets
At beginning of year				653,922	1,346,200	141,716		2,141,839
Impairment reversals				(209,515)	(658,917)	(8,731)		(877,163)
Disposals of items of property, plant and equipment				(139,159)	(473,831)	(5,977)		(618,967)

At end of year				305,248	213,452	127,008		645,709

Net carrying amount at end of year	113,878	518,313	50,450	679,152	4,297,484	294,907	331,458	6,285,643

December 31, 2010
Gross carrying amount
At beginning of year	79,759	737,831	54,847	1,650,682	6,444,834	660,318	819,894	10,448,164
Additions	5,947			12,773	293,343	735	387,188	699,986
Changes in decommissioning assets				9,239	15,404	(3,077)		21,566
Disposals of items of property, plant and equipment				(25,807)	(127,423)			(153,230)
Exchange differences on translation	230	6,396		4,848	34,652	6,644	9,722	62,492
Transfers between categories	60,482			4,238	843,496	7,700	(915,916)

At end of year	146,418	744,227	54,847	1,655,973	7,504,305	672,320	300,894	11,078,984

Accumulated depreciation
At beginning of year		203,674	597	507,220	2,136,569	266,343		3,114,403
Depreciation charges	17,080	37,200	2,915	76,610	447,203	16,817		597,825
Accumulated depreciation on disposals of items of property, plant and equipment				(6,284)	(50,817)			(57,101)
Exchange differences on translation		2,702		3,229	20,200	3,321		29,452
Transfers between categories			138	13	(2,340)	2,189

At end of year	17,080	243,576	3,650	580,789	2,550,815	288,670		3,684,579

Impairment of assets
At beginning of year				671,283	1,406,401	141,716		2,219,400
Disposals of items of property, plant and equipment				(17,361)	(60,200)			(77,561)

At end of year				653,922	1,346,201	141,716		2,141,839

Net carrying amount at end of year	129,338	500,651	51,197	421,263	3,607,289	241,934	300,894	5,252,566

8.1 Impairment of property, plant and equipment

KZN Sands has been assessing the carrying values of its property, plant and equipment, as required, since commissioning.

During 2006 the carrying value of the assets of KZN Sands was reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R784.4 million. During 2009, the carrying value of the assets of KZN Sands was further reduced to its recoverable amount through recognition of a pre-taxation impairment loss of R1,435 million. The impairment in 2009 resulted from a decision by Exxaro’s board of directors, as a result of depressed market conditions at the time, not to proceed with the planned development of the Fairbreeze mine. Instead, management began planning for Hillendale’s closure at KZN Sands and investigated feedstock alternatives to permit the continuation of KZN Sands’s operations following Hillendale’s closure.

During 2011, as a result of the improvement in global market conditions and increased demand for titanium feedstock and zircon and the consequential increases in their prices, Exxaro’s board of directors approved the development of the Fairbreeze mine as a replacement feedstock producer to the Hillendale mine at KZN Sands, subject to obtaining the required regulatory and environmental approvals.

During the period between the decommissioning of the Hillendale mine, which is expected to occur at the end of 2012, and the commencement of operations at the Fairbreeze mine, which is expected in 2014, KZN Sands has identified alternate supplies of ilmenite from Namakwa Sands, the Tiwest Joint Venture and other third party suppliers. The identification of alternate supplies of ilmenite have led to an increased recoverable amount assigned to the smelters at KZN Sands. As a result, management reversed the impairment previously recognised on smelter-specific property, plant and equipment, amounting to R877 million. The impairment reversal was restricted to increasing the carrying value of the relevant smelter assets to the carrying value that would have been recognised had the original impairment not occurred (that is, after taking account of normal depreciation that would have been charged had no impairment occurred).

As described in note 1, Exxaro signed a Transaction Agreement to sell the Exxaro Mineral Sands Operations to Tronox. The reversal of impairment relating to the smelters at KZN Sands is supported by the fair values assigned to the Exxaro Mineral Sands Operations in connection with that transaction.

The following parameters and assumptions were used in management’s discounted cash flow assessment for purposes of impairment testing as at December 31, 2011:

•	A long-term inflation rate of 5.0% was used for rand based amounts and 2.0% for dollar based amounts;

•	Exxaro weighted average cost of capital rate of 13.0%;

•	Long term real product prices:

•	Chloride slag: $800/tonne

•	Slag fines: $655/tonne

•	Imported Chlorine Ilmenite: $190/tonne

•	Pig Iron: $340/tonne

•	2012 average Rand/USD exchange rate 7.08;

•	The latest approved smelter production plan numbers aligned with the available feedstock from Namakwa, Tiwest and other third party suppliers were incorporated in the assessment; and

•	The latest approved budget numbers were used in the impairment assessment.

9. INTANGIBLE ASSETS

	Year ended December 31,
	2011 R’000	2010 R’000
Patents, licences and franchises
Gross carrying amount
At beginning of year	119,533	117,708
Additions	44,076
Exchange differences	29,381	1,826

At end of year	192,990	119,534

Accumulated amortisation
At beginning of year	46,734	42,611
Amortisation charge	3,855	3,460
Exchange differences	11,241	664

At end of year	61,830	46,735

Net carrying amount at end of year	131,160	72,799

The Exxaro Mineral Sands operations capitalised technology licence fees payable to its joint venture partner in the Tiwest Joint Venture, Tronox. These fees represent a payment for the production expertise, rights and patents held by Tronox. These fees will be fully amortised over 25 years. For the year 2011 an additional licence fee is payable due to the expansion of the Kwinana Pigment Plant.

The pigment technology licence fee relates to the high level watermark pigment production for 2011 exceeding prior years’ annual record production crystallizing a fee payable.

10. DEFERRED TAX

	December 31, 2011 R’000	December 31, 2010 R’000
The movement on the deferred tax account is as follows:
At beginning of year	119,128	109,478
Foreign currency translation	(15,490)	6,039
Charged/(credited) to equity	2,430	(25,632)
Losses transferred from/(to) the head entity under tax funding and tax sharing agreements in Australia	291,996	(18,949)
Income statement charge (refer note 7)	79,858	48,192

—current	71,912	48,646
—prior	7,946	(454)
At end of year	477,922	119,128

Presented as folllows in the combined statements of financial position:
—Deferred tax asset	477,922	138,309
—Deferred tax liability		(19,181)

	477,922	119,128

Comprising:
Deferred tax balances
Taxation losses carried forward	1,039,550	971,433
Financial Instruments	167,983	99,597
Share based payments	19,381	7,698
Leave pay accrual	4,892	3,939
IFRIC 4: lease liability	35,127	37,657
Provisions	130,470	100,570
Other		(195)
Environmental rehabilitation	(40,191)	(28,625)
Unrealised foreign exchange gains	(71,275)	(67,394)
Derecognition of deferred tax assets[1]	(30,540)	(796,126)
Prepayments	(24,995)	(19,036)
Property, plant and equipment	(752,480)	(190,390)

Per statement of financial position	477,922	119,128

The total deferred tax assets with regards to assessed losses	1,039,550	971,433
The total deferred tax assets not recognised[2]	30,540	833,028

[1]	As a result of increased profitability at KZN Sands, the amount of deferred tax assets (relating to tax losses) previously not recognised has been reduced.
[2]	Mainly relates to KZN non-smelter operations

Refer to note 19 which shows the amount of tax relating to each component of other comprehensive income.

11. FINANCIAL ASSETS

	December 31, 2011 R’000	December 31, 2010 R’000
Environmental Rehabilitation Trust asset	156,440	120,111
Unlisted investment		6,543

	156,440	126,654

The Environmental Rehabilitation Fund investment relates to funds invested in the Exxaro Environmental Rehabilitation Trust Fund, which have been designated at fair value through profit and loss. These funds are used to make financial provision for environmental obligation upon the ceasing of mining operations and obtaining closure certification for all mining operations within the Exxaro Mineral Sands operations.

Quarterly contributions are made to this fund in accordance with annually reviewed life of mine closure estimates.

The contributions determined are submitted to the Department of Minerals and Resources and the South African Revenue Services for notification. The unlisted investment relates to a 20% partnership interest held in Ndzalama Game Reserve. The carrying amount of the investment approximates fair value. In 2011 this asset has been classified as non-current assets held for sale (refer note 25). For further details refer to note 20 on financial instruments.

12. INVENTORIES

Finished products	984,692	763,357
Work-in-progress	467,797	566,056
Raw materials	467,199	304,032
Plant spares and stores	378,783	278,464

	2,298,471	1,911,909

Inventories are carried at the lower cost and net realisable value.

The cost of inventories recognised as an expense during the year was R0.1 million (2010: R7.5 million).

No inventories were pledged as security for liabilities.

13. TRADE AND OTHER RECEIVABLES

Trade receivables	1,557,769	985,585
Other receivables	35,364	35,880
Non-financial Instruments (e.g. VAT refundable, insurance prepayments, employee advances, etc.)	287,085	136,394
Specific allowances for impairment		(210)

	1,880,218	1,157,649

Trade receivables are stated after the following allowances for impairment:
Specific allowances for impairment
At beginning of year	(210)	(168)
Impairment loss reversed/(recognised)	210	(42)

At end of year		(210)

Of which relates to:
Trade receivables		(168)
Other receivables		(42)

		(210)

For a detailed analyis of the trade and other receivables refer to note 20 on financial instruments

14. RELATED PARTY TRANSACTIONS

During the year the Exxaro Mineral Sands Operations, in the ordinary course of business, entered into various related party transactions.

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Transactions:
Exxaro Resources Limited—holding company
—Corporate fees for essential services rendered	149,482	152,766	151,178
—Interest paid	154,602	208,410	307,668
—Administration services	33,633	3,855	17,241
(Included in Corporate service fees are expenses for facilities management, human resources, information technology, supply chain management and logistics, safety and sustainable development, growth and technology and other general corporate services supplied by the corporate centre)

Exxaro Coal (Pty) Ltd—fellow subsidiary
—Service Costs	67	3	11
Ferroland (Pty) Ltd—fellow subsidiary
—Service Costs		175	175
Exxaro Australia Pty Ltd—fellow subsidiary
General expenses/recharges	(2,145)	6,838	16,173
Tax	293,001	146,145	112,009
Ireland Finance—fellow subsidiary
Foreign exchange losses/(gains)	307	(24,140)	2,146
General expenses		16
Exxaro International BV—fellow subsidiary
Foreign exchange (gains)/losses	286	(73,442)	(169,986)
General expenses		63	164

JOINT VENTURES

Details of investments in joint ventures and related income are disclosed in note 24.

There were no finance costs or expenses in respect of bad debts or doubtful debts incurred with regard to the joint venture during the financial years ended 31 December 2011, 2010 or 2009.

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Items of income and expense incurred during the year are as follows:
—Sales of goods/services to		2,090	1,173
—Purchase of goods/services from	565
The outstanding balances at year-end are as follows:
—included in trade and other receivables (refer note 13)	381	1,692	351

During the periods presented, there was no provision raised for doubtful debts related to the outstanding balances above.

AMOUNTS (DUE TO) / OWING BY RELATED PARTIES

		December 31,
		2011 R’000	2010 R’000
Balances at year end:
Amounts owing by related parties:
Current
Exxaro Australia Pty Ltd[1]	Fellow subsidiary	990,302	845,788
Exxaro Resources Limited[1]	Holding company	160,767	211,743
Exxaro Coal (Pty) Ltd[1]	Fellow subsidiary		3

		1,151,069	1,057,534

Amounts due to related parties:
Current
Exxaro Australia Pty Ltd[1]	Fellow subsidiary	(1,006,800)	(694,172)
Exxaro Resources Limited[1]	Holding company	(2,402,350)	(2,308,505)
Exxaro Coal (Pty) Ltd[1]	Fellow subsidiary	(163)	(148)
Ireland Finance[1]	Fellow subsidiary	(222,917)	(180,731)
Exxaro International BV1	Fellow subsidiary	(1,369,163)	(557,966)

		(5,001,393)	(3,741,522)
Shareholder’s loans
Exxaro Resources Limited[2]	Holding company	(2,473,763)	(2,473,763)

Total amount due to related parties (current)		(7,475,156)	(6,215,285)
Non-current
Exxaro Resources Limited[3]	Holding company	(1,925,805)	(2,346,568)

Total amount due to related parties		(9,400,962)	(8,561,853)

(1)	The loans to or from group companies are unsecured, interest free and with no fixed terms of repayment.

(2)	These loans are unsecured, bear no interest and have no fixed terms of repayment. Exxaro has confirmed its continued support of the Exxaro Mineral Sands operations with regard to commitments at the year end, as well as to operational support to ensure that the Exxaro Mineral Sands operations continues to trade in the foreseeable future without any disruption to its businesses.
(3)	These are loans advanced by Exxaro (the holding company) on back-to-back terms with the external parties to finance the acquisition of Namakwa Sands. These loans are unsecured.

REPAYMENT TERMS OF BACK TO BACK LOANS WITH EXXARO RESOURCES LIMITED

	Final repayment date	Rate of interest		2011 R’000	2010 R’000
		2011 Floating %	2010 Floating %
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.83	6.81	150,000	150,000
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.83	6.81	178,000	342,000
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.83	6.81	270,000	405,000
FirstRand Bank Limited, acting through its Rand Merchant Bank division	2013	6.93	6.91	675,000	675,000
Anglo American SA Finance Limited	2013	6.83	6.81	50,000	75,000
Anglo American SA Finance Limited	2013	6.93	6.91	125,000	125,000
Anglo American SA Finance Limited	2013	6.83	6.81	89,600	134,400
Anglo American SA Finance Limited	2013	6.93	6.91	224,000	224,000
Anglo American SA Finance Limited	2013	6.83	6.81	24,112	36,168
Anglo American SA Finance Limited	2013	6.93	6.91	60,280	60,280
Anglo American SA Finance Limited	2013	6.83	6.81	79,813	119,720

				1,925,805	2,346,568

TAX

As discussed in Note 2(d), the Australian Mineral Sands operations and all its wholly-owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. Exxaro Australia Pty Ltd is the head entity in the tax-consolidated group. Tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group using the ‘separate taxpayer within group’ approach. Current tax liabilities and assets and deferred tax assets arising from unused tax losses and tax credits of the members of the tax-consolidated group are recognised by Exxaro Australia Pty Ltd (as head entity in the tax-consolidated group).

There is no difference between the tax expense recognised in each entity on a separate tax return basis to that recognised on a consolidated tax return basis. The amounts owing from Exxaro Australia Pty Ltd with respect to current tax liability or current tax asset of the related entity were R292 million at December 31, 2011 (2010: R18.9 million).

KEY MANAGEMENT PERSONNEL

For the Exxaro Mineral Sands Operations, for 2011, 2010 and 2009, the executive committee has been identified as being key management personnel.

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Short term employee benefits including other long term benefits	20,646	14,403	10,762
Share-based payments	5,097	3,646	1,313

Total compensation paid to key management personnel	25,743	18,049	12,075

15. INTEREST-BEARING BORROWINGS

	December 31,
	2011 R’000	2010 R’000
South Africa
Finance lease liabilities	133,050	139,342
Australia
ANZ Limited		235,957
US$ 60 million senior notes	464,464	387,000
Investec Limited	173,769	161,000
Finance lease liabilities	53,415

Total non-current borrowings	824,698	923,299
Current portion included in current liabilities	(275,412)	(270,658)

Total	549,286	652,641

Details of interest rates payable on borrowings are shown below.
Included in the above interest-bearing borrowings are obligations relating to finance leases. Details are:
Minimum lease payments:
—less than one year	45,926	33,971
—more than one year and less than five years	140,756	119,698
—more than five years	333,123	360,092

Total	519,805	513,761
Less: Future finance charges	(333,339)	(374,419)

Present value of lease liabilities	186,466	139,342

Representing lease liabilities:
—current	19,874	4,152
—non-current (more than one year and less than five years)	51,669	9,950
—non-current (more than five years)	114,923	125,240

Total	186,466	139,342

Exxaro Mineral Sands entered into numerous operating and finance lease arrangements. All major lease arrangements are renewable if there is mutual agreement between the parties to the arrangements with some contracts specifying extension periods. Arrangements containing escalation clauses are usually based on CPI or PPI indexes. None of the lease arrangements contain restrictive clauses that are unusual to the particular type of lease.

There were no defaults or breaches in terms of interest-bearing borrowings during both reporting periods.

NON-CURRENT INTEREST-BEARING BORROWINGS

		Rate of interest per year (payable half-yearly)
	Final repayment date	2011%	2010%	2011 R’000	2010 R’000
SOUTH AFRICA

		Fixed %	Fixed %
SECURED LOANS
Mhlathuze Water[1]	2011	12.13	12.13	0	535
Eskom[2]	2012	11.42	11.42	146	569
Air Products[3]	2013	13.54	13.54	4,009	6,046
Mhlathuze Water[4]	2025	8.33	8.33	21,951	22,791
Eskom[5]	2026	10.71	10.71	11,901	12,218
Kusasa Bulk Terminals[6]	2031	16.05	22.20	45,085	48,203
Kusasa Bulk Terminals[7]	2032	22.15	20.54	49,958	48,980

				133,050	139,342

		Floating %	Floating %
AUSTRALIA
UNSECURED LOANS (US$)
ANZ Limited[8]	2011		8.05		235,957

		Fixed %	Fixed %
US$60 million senior notes[9]	2016	7.55	7.55	464,464	387,000

				464,464	622,957

		Floating %	Floating %
SECURED LOANS (US$)
Investec Limited[10]	2012	3.79	3.79	173,769	161,000

		Fixed %
Verve Energy[11]	2016	6.40		53,415

				227,184	161,000

TOTAL INTEREST-BEARING BORROWINGS				824,698	923,299

Finance Leases recognised due to IFRIC4 (Determining whether an Agreement contains a Lease):

(1)	Finance lease agreement between Exxaro Sands (Pty) Ltd and Mhlathuze Water in respect of a plant with a book value of R0 million (2010: R0 million).
(2)	Finance lease agreement between Exxaro Sands (Pty) Ltd and Eskom in respect of buildings with a book value of R0 million (2010: R0 million).

(3)	Finance lease agreement between Exxaro TSA Sands (Pty) Ltd and Air Products in respect of a plant with a book value of R1 million (2010: R3 million).
(4)	Finance lease agreement between Exxaro TSA Sands (Pty) Ltd and Mhlathuze Water in respect of a plant with a book value of R13 million (2010: R13 million).
(5)	Finance lease agreement between Exxaro TSA Sands (Pty) Ltd and Eskom in respect of buildings with a book value of R8 million (2010: R9 million).
(6)	Finance lease agreement between Exxaro Sands (Pty) Ltd and Kusasa Bulk Terminals (Phase 1) in respect of a plant with a book value of R27 million (2010: R28 million).
(7)	Finance lease agreement between Exxaro Sands (Pty) Ltd and Kusasa Bulk Terminals (Phase 2) in respect of a plant with a book value of R30 million (2010: R31 million).
(8)	A syndicated loan facility of US$45 million (variable interest rate), of which US$34 million was drawn on 31 December 2010.
(9)	US$60 million senior notes (fixed interest rate) issued by Ticor Finance (A.C.T.) Pty Ltd, an entity controlled by Exxaro Australia Sands (Pty) Ltd.
(10)	A trade receivable facility from Investec Limited that is secured for the outstanding amount of US$21,250,000 and against pigment receivables for that amount.
(11)	Finance lease agreement between Exxaro Australia Sands Pty Ltd and Verve Energy in respect of the Co-generation plant with a book value of R62 million (2010: R0 million).

16. PROVISIONS

	Environmental rehabilitation R’000	Decommissioning R’000	Total R’000
Year ended December 31, 2011
At beginning of year	116,390	333,998	450,388
Additional provision/(unused amounts reversed)	6,601	(5,286)	1,315
Interest adjustment	20,744	17,354	38,098
Provisions capitalised to property, plant and equipment		4,089	4,089
Utilised during year	(10,353)		(10,353)
Exchange differences	15,880	37,706	53,586

At end of year	149,262	387,861	537,123
Current portion included in current liabilities	(10,159)		(10,159)

Total non-current provisions	139,103	387,861	526,964

Year ended December 31, 2010
At beginning of year	120,023	294,770	414,793
Additional provision	68		68
Interest adjustment	1,738	15,378	17,116
Provisions capitalised to property, plant and equipment		21,566	21,566
Utilised during year	(6,613)		(6,613)
Exchange differences	1,174	2,284	3,458

At end of year	116,390	333,998	450,388
Current portion included in current liabilities	(12,051)		(12,051)

Total non-current provisions	104,339	333,998	438,337

Environmental rehabilitation

Provision is made for environmental rehabilitation costs where either a legal or constructive obligation is recognised as a result of past events.

Estimates are based upon costs that are regularly reviewed and adjusted as appropriate for new circumstances.

The carrying amount of the environmental provision is based on discounted values.

The assumptions are set out in note 4.1 (c)

Decommissioning

The decommissioning provision relates to decommissioning of property, plant and equipment where either a legal or constructive obligation is recognised as a result of past events. Estimates are based upon costs that are regularly reviewed and adjusted as appropriate for new circumstances.

The carrying amount of the decommissioning provision is based on discounted values.

The assumptions are set out in note 4.1 (c)

Funding of environmental and decommissioning rehabilitation

Contributions towards the cost of the mine closure are also made to the Exxaro Environmental Rehabilitation Fund.

Of this amount R156 million (2010: R120 million) is included in financial assets (refer note11).

Cash flows will take place when the plants are decommissioned and the mines are rehabilitated.

17. TRADE AND OTHER PAYABLES

	December 31,
	2011 R’000	2010 R’000
Trade payables	465,942	443,250
Other payables	104,256	75,605
Non-financial instruments (e.g. Input VAT, Bonus accruals)	112,294	110,845
Leave pay accrual	106,875	85,593

	789,367	715,293

18. NOTES TO THE COMBINED CASH FLOW STATEMENTS

18.1 CASH GENERATED BY/(UTILISED IN) OPERATIONS

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Profit/(loss) before tax	2,470,180	(39,707)	(1,763,409)
Net financing costs (refer to note 6)	199,554	290,257	358,329
Interest income	(61,042)	(9,160)	(10,790)
Interest expense	260,596	299,417	369,119
Operating profit/(loss)	2,669,734	250,550	(1,405,080)
Adjusted for non-cash movements
—depreciation and amortisation	547,529	601,285	479,078
—impairment (reversal)/charges of non-current assets	(877,163)		1,435,000
—impairment charges of trade and other receivables	104	77	13
—provisions	4,666	6,094	2,187
—foreign exchange revaluations and fair value adjustments	121,413	(122,601)	(101,541)
—loss on disposal or scrapping of property, plant and equipment	37,665	15,381	75,273
—share-based payment expenses	14,073	17,969	12,226
—other	(10,689)	(13,961)	(13,783)

	2,507,332	754,794	483,373
Working capital movements
—(increase)/decrease in inventories	(205,717)	185,933	(592,320)
—increase in trade and other receivables	(595,592)	(57,021)	(41,038)
—increase in trade and other payables	62,090	96,348	43,549
—utilisation of provisions (refer note 16)	(10,353)	(6,613)	(4,110)

Cash generated by/(utilised in) operations	1,757,760	973,441	(110,546)

18.2 NET FINANCING COSTS

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Net financing costs (refer to note 6)	(199,554)	(290,257)	(358,329)
Financing costs not involving cash flow	41,195	19,719	1,252
—Decommissioning provision (refer to note 16)	17,354	15,378	1,584
—Environmental rehabilitation (refer to note 16)	20,744	1,738	(2,067)
—Post retirement medical obligation (refer to note 21)	3,097	2,603	1,735
	(158,359)	(270,538)	(357,077)

18.3 TRONOX BUY-BACK ARRANGEMENT

During 2008 to 2010, the Tiwest Joint Venture partners, Tronox Western Australia Pty Ltd (“TWA”) and Exxaro Australia Sands (“EAS”), expanded the Tiwest Kwinana titanium dioxide (TiO2) pigment plant at a cost of R862.0 million (AUD 118 million). The aim of the expansion was to increase the capacity of the plant’s production of pigment from approximately 110ktpa to approximately 150ktpa.

TWA elected not to contribute to the expansion programme subsequent to the feasibility stage in accordance with its rights under the Development Agreement for the expansion of the plant. As a result, EAS funded the majority of the expansion (96.9%). The Development Agreement specified that rights to the pigment produced as a result of the expansion (“Expanded Capacity Production”) follow the levels of contribution for the expansion. At December 31, 2010, EAS was entitled to 96.9% of the Expanded Capacity Production.

The Development Agreement also included a clause that permitted TWA to reinstate its share of the Expanded Capacity Production to 50% by paying EAS an amount equal to 50% of the amounts expended for the expansion plus interest and a risk premium charge.

On May 31, 2011, TWA exercised its right to reinstate its share of the Expanded Capacity Production to 50%. The substance of this exercise, which became effective on June 30, 2011, is that EAS effectively sold 46.9% of the Expanded Capacity Production to TWA.

The results of the Tiwest Joint Venture are proportionally consolidated by EAS. The cash payment made by TWA to EAS totalling R467.5 million (AUD 64 million) had the following effect on the combined financial statements as at December 31, 2011 and for the period ended December 31, 2011:

R ‘000
Increase cash and cash equivalents[1]	468,663
Decrease trade and other payables[1]	75,691
Decrease interest-bearing borrowings	9,360
Risk premium income[2]	(59,760)
Interest income[2]	(41,512)
Decrease property, plant and equipment (net)[3]	(429,402)
Gain on sale of property, plant and equipment[3]	(23,040)

(1)	Net cash paid by TWA to EAS represents the total consideration offset by the amount owing to TWA by EAS in relation to certain feedstock required to process the additional pigment as a result of the expansion.
(2)	Calculated based on the terms of Development Agreement.
(3)	Derecognition of 46.9% of the property, plant and equipment related to the expansion and recognition of a gain on disposal.

18.4 ACQUISITION OF SUBSIDIARY

On 1 October 2008, the Exxaro Mineral Sands Operations acquired the assets and liabilites of Namakwa Sands operations from Anglo American plc. The acquired business contributed R491 million in revenue and R155 million in operating profits to the Exxaro Mineral Sands Operations for the period from 1 October 2008 to 31 December 2008.

The deferred consideration of R120.6 million was paid in 2009.

18.5 DIVIDENDS PAID

	Year Ended December 31,
	2011 R’000	2010 R’000	2009 R’000
Dividends declared and paid	(685,705)

18.6 ISSUANCE OF SHARE CAPITAL

On December 20, 2011, Exxaro TSA Sands (Pty) Ltd, an entity included in the Exxaro Mineral Sands Operations, authorized the issue of an ordinary share to Exxaro for R1,800 million. The share issue was completed on December 30, 2011. In connection with the Transaction Agreement with Tronox described in note 1, Tronox Limited will undertake a corporate rationalization plan to revise its organizational structure. This share issuance is part of this plan to ensure that Tronox Limited and its subsidiaries are appropriately capitalized following completion of the Transaction. Exxaro determined the R1,800 million amount after analyzing and determining an appropriate mix of debt and equity for the South African operations of the Exxaro Mineral Sands Operations.

19. OTHER COMPREHENSIVE INCOME

	2011			2010			2009
	Before- tax amount R’000	Tax R’000	Net-of-tax amount R’000	Before- tax amount R’000	Tax R’000	Net-of-tax amount R’000	Before- tax amount R’000	Tax R’000	Net-of-tax amount R’000
Exchange differences on translating foreign operations
Currency translation differences	475,691		475,691	24,207		24,207	38,749		38,749
Financial instruments fair value gains/(losses) recognised in equity on cash flow hedges:	25,792	2,431	28,223	88,655	(25,632)	63,023	135,515	(38,511)	97,004

	501,483	2,431	503,914	112,862	(25,632)	87,230	174,264	(38,511)	135,753

20. FINANCIAL INSTRUMENTS

20.1 CARRYING AMOUNTS AND FAIR VALUE AMOUNTS OF FINANCIAL INSTRUMENTS

The tables below set out the Exxaro Mineral Sands Operations’ classification of each class of financial assets and liabilities, as well as their fair values.

	At fair value through profit or loss		Loans and receivables at amortised cost R’000	Financial liabilities at amortised cost R’000	Non-current asset held for sale R’000	Fair value of financial instruments R’000	Maximum exposure of carrying amount to credit risk R’000
	Held for trading R’000	At fair value designated R’000
December 31, 2011
Financial assets, consisting of:
—Rehabilitation Trust asset		156,440				156,440	156,440
—Ndzalama game reserve					2,046	2,046	2,046
Trade and other receivables			1,593,134			1,593,134	1,593,134
Amounts due from related parties			1,151,069			1,151,069	1,151,069
Derivative financial instruments	8,980					8,980	8,980
Cash and cash equivalents			2,998,263			2,998,263	2,998,263
Financial liabilities, consisting of:
Interest-bearing borrowings				638,232		638,232
Trade and other payables				570,198		570,198
Derivative financial instruments	102,248					102,248
Amounts due to related parties				9,400,961		9,400,961

	At fair value through profit or loss		Loans and receivables at amortised cost R’000	Financial liabilities at amortised cost R’000	Fair value of financial instruments R’000	Maximum exposure of carrying amount to credit risk R’000
	Held for trading R’000	At fair value designated R’000
December 31, 2010
Financial assets, consisting of:
—Rehabilitation Trust asset		120,111			120,111	120,111
—Ndzalama game reserve		6,543			6,543	6,543
Trade and other receivables			1,021,255		1,021,255	1,021,255
Amounts due from related parties			1,057,534		1,057,534	1,057,534
Derivative financial instruments	84,991				84,991	84,991
Cash and cash equivalents			418,879		418,879	418,879
Financial liabilities, consisting of:
Interest-bearing borrowings				783,957	783,957
Trade and other payables				518,855	518,855
Derivative financial instruments	4,230				4,230
Amounts due to related parties				8,561,853	8,561,853

FAIR VALUES

Fair value hierarchy level

Financial assets and liabilities at fair value have been categorised in the following hierarchy structure:

Level 1—Quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2—Inputs other than quoted prices included in Level 1 that are either directly or indirectly observable for the asset/liability

Level 3—Inputs for the asset/liability that are not based on observable market data (unobservable inputs)

The following table presents the Exxaro Mineral Sands Operations’ financial assets and financial liabilities that are measured at fair value:

December 31, 2011

Description	Fair value R’000	Level 2 R’000	Level 3 R’000
Financial assets held for trading at fair value through profit or loss
—Derivative financial instruments	8,980	8,980
Financial assets designated as at fair value through profit or loss
—Rehabilitation Trust asset	156,440	156,440
Non-Current assets classified as held for sale
—Ndzalama game reserve	2,046		2,046
Financial liabilities held for trading at fair value through profit or loss
—Derivative financial instruments	102,248	102,248

Total	269,714	267,668	2,046

December 31, 2010

Description	Fair value R’000	Level 2 R’000	Level 3 R’000
Financial assets held for trading at fair value through profit or loss
—Derivative financial instruments	84,991	84,991
Financial assets designated as at fair value through profit or loss
—Rehabilitation Trust	120,111	120,111
—Ndzalama game reserve	6,543		6,543
Financial liabilities held for trading at fair value through profit or loss
—Derivative financial instruments	4,230	4,230

Total	215,875	209,332	6,543

Reconciliation of level 3 hierarchy Ndzalama game reserve

	2011 R’000	2010 R’000	2009 R’000
Opening balance	6,543	6,568	6,434
Movement during the year
Total gains or losses for the period recognised in profit or loss	(10)	(25)	134
Sales of investment	(4,487)

Closing balance	2,046	6,543	6,568

Rehabilitation Trust asset

The EERF is classified within Level 2 of the fair value hierarchy. The EERF receives, holds and invests funds contributed by the Exxaro mining operations, which contributions are aimed at providing for sufficient funds at date of estimated closure of mining activities to address the rehabilitation and environmental impacts.

The funds are invested by Exxaro’s in-house treasury department on the JSE as well as with reputable financial institutions in accordance with a strict mandate to ensure capital preservation and real growth. R114 million (2010: R106 million) of the EERF was invested in a diverse portfolio of equities on the JSE and fair value of these investments was calculated based on the JSE Top 40 index as at December 31, 2011. At 31 December 2011, the carrying amounts of cash and cash equivalents approximate the fair value due to the short-term maturity of the asset.

Derivative financial instruments

Current derivative financial instruments are classified within Level 2 of the fair value hierarchy because the fair values are calculated as the present value of the estimated future cash flows based on observable interest rate yield curves.

Ndzalama game reserve

The Ndzalama game reserve is classified within Level 3 as there is no quoted market price or other observable price available for this investments. This unlisted investment is valued as the present value of the estimated future cash flows based on unobservable inputs.

The investment was classified as held for sale during 2011.

20.2 RECLASSIFICATION OF FINANCIAL ASSETS

No reclassification of financial assets occurred during the period.

20.3 Statement of Changes in Equity

Included in the statement of “other comprehensive income” are the following pre-tax adjustments relating to financial instruments:

	2011 R’000	2010 R’000	2009 R’000
Effective portion of change in fair value of cash flow hedge	25,792	88,655	135,515

The above amounts are all included in the financial instruments revaluation reserve.

20.4 Risk Management

20.4.1 Financial Risk Management

The Exxaro Mineral Sands Operations’ corporate treasury function (other than Exxaro Australia Sands (Pty) Limited which operates on a decentralised basis but within the approved group policies), provides financial risk management services to the business, co-ordinates access to domestic and international financial markets, and monitors and manages the financial risks relating to the operations of the group through internal risk reports which analyses exposures by degree and magnitude of risks. These risks include market risk (including foreign currency risk, interest rate risk, and price risk), credit risk and liquidity risk.

The Exxaro Mineral Sands Operations’ objectives, policies and processes for measuring and managing these risks are detailed below.

The Exxaro Mineral Sands Operations seeks to minimise the effects of these risks by using derivative financial instruments to hedge these risk exposures. The use of derivative financial instruments is governed by the group’s policies approved by the board of directors, which provide written principles on foreign exchange risk, interest rate risk, credit risk, the use of financial derivatives and non-derivative financial instruments, and the investment of excess liquidity. Compliance with policies and exposure limits is reviewed by the internal auditors on a continuous basis and results are reported to the board audit committee.

The Exxaro Mineral Sands Operations does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes. The Exxaro Mineral Sands Operation enters into financial instruments to manage and reduce the possible adverse impact on earnings and cash flows of changes in interest rates, foreign currency exchange rates and commodity prices. Compliance with policies and exposure limits is reviewed by the internal auditors annually, with the results being reported to the audit committee.

20.4.2 Market risk management

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates, commodity prices and equity prices will affect the Exxaro Mineral Sands’s income or the value of its holdings of financial instruments.

The objective of market risk management is to manage and control market risk exposures within acceptable parameters, whilst optimising the return on risk.

The Exxaro Mineral Sands Operations’ activities expose it primarily to the financial risks of changes in foreign currency exchange rates (see 20.4.2.1 below) and interest rates (see 20.4.2.2 below). The Exxaro Mineral Sands Operations enters into a variety of derivative financial instruments to manage its exposure to interest rate, foreign currency risks and commodity price risks, including:

•	forward foreign exchange contracts (FEC’s) and currency options to hedge the exchange rate risk arising on the export mineral sands products as well as imported capital expenditure;

•	forward interest rate contracts to manage interest rate risk;

•	interest rate swaps to manage the risk of rising interest rates;

20.4.2.1 Foreign currency risk management

The Exxaro Mineral Sands Operations undertakes transactions denominated in foreign currencies, hence exposures to exchange rate fluctuations arise.

The currency in which transactions are entered into is mainly denominated in US Dollars (USD) and Australian Dollars (AUD). Exchange rate exposures are managed within approved policy parameters utilising FEC’s, currency options and currency swap agreements.

The Exxaro Mineral Sands Operations maintains a fully covered exchange rate position in respect of foreign currency borrowings and imported capital equipment resulting in these exposures being fully converted to rand. Trade-related import exposures are managed through the use of economic hedges arising from export revenue as well as through FEC’s. Trade-related export exposures are hedged using FEC’s and options with specific focus on short-term receivables.

Uncovered foreign debtors at December 31, 2011 amount to US$86 million (2010: US$75 million) and AUD 4 million (2010: AUD nil million) , whereas uncovered cash and cash equivalents amount to US$52 million (2010: $48 million) and AUD$87 million (2010: AUD$11 million). There were no imports that were not fully hedged during both 2011 and 2010. Monetary items have been translated at the closing rate at the last day of the reporting period.

The FEC’s which are used to hedge foreign currency exposure mostly have a maturity of less than one year from the reporting date. When necessary, FEC’s are rolled over at maturity.

The following significant exchange rates applied during the year:

	Average spot rate	Average achieved rate	Closing spot rate
2011
USD	7.22	7.28	8.17
Euro	10.07	9.98	10.58
Australian Dollar	7.47	7.58	8.30

2010
USD	7.30	7.72	6.63
Euro	9.68	9.94	8.83
Australian Dollar	6.71	6.80	6.75

2009
USD	8.39	7.48	7.40
Euro	11.63	10.90	10.64
Australian Dollar	6.60	6.77	6.64

Foreign currency

Material FEC’s and currency options, which relate to specific balance sheet items, that do not form part of a hedging relationship or for which hedge accounting was not applied at December 31, 2011 and December 31, 2010, are summarised as follows:

	Market related value R’000	Foreign amount R’000	Contract value R’000	Recognised fair value profits/(losses) R’000
2011
Exports (Buy)
United States Dollar—FEC’s	1,075,959	130,000	986,582	89,377

Imports (Sell)
United States Dollar—FEC’s	31,796	3,809	31,842	(46)
Euro—FEC’s	71,336	8,680	71,122	214
Australian Dollar—FEC’s	2,646		2,615	31

2010
Exports (Buy)
United States Dollar—FEC’s	670,796	95,000	647,508	46,410
Imports (Sell)
United States Dollar—FEC’s	7,761	1,167	8,196	(435)
Euro—FEC’s	5,490	622	5,852	(362)

Fair value gains and losses on these FEC’s are recognised in “other operating expenses” on the face of the combined statement of comprehensive income.

Cash flow hedges—foreign currency risk

The Exxaro Mineral Sands Operations has entered into certain forward exchange contracts, which relate to specific foreign commitments not yet due and export earnings for which the proceeds are not yet receivable. Details of the contracts at 31 December 2011 and 31 December 2010 were as follows:

	Foreign currency R’000	Contract value R’000	Recognised fair value in equity R’000
2011
Exports (Buy)
United States Dollar–Note holders loan & Investec
Less than 3 months	2,250	19,927	(1,528)
3 Months	2,000	17,713	(1,359)
6 months	27,000	264,398	(43,613)
1 year	20,000	252,960	(89,415)
>3 year	26,800	305,085	(85,936)

Total	78,050	860,083	(221,851)

Note:	In respect of a US$78 million (2010: US$83 million) loan liability of Exxaro Australia Sands Pty Limited, an economic hedge exists between US$ revenue and US$ borrowings. Accordingly, future sales proceeds to be applied to the repayment of US$ borrowings are recorded at the historical exchange rate effective at the date of loan draw down.

With respect to the above-mentioned cash flow hedges, the future expected cash flows are represented below:

	2012 R’000	2013 R’000	>2013 R’000	Total R’000
Expected future cash flows
— United States Dollar—Note holders loan & Investec	302,038	252,960	305,085	860,083
Expected gain/(loss) in profit or loss (at maturity)
— United States Dollar—Note holders loan	(108,159)			(108,159)
— United States Dollar—Investec	(47,137)			(47,137)

	Foreign currency R’000	Contract value R’000	Recognised fair value in equity R’000
2010
Exports (Buy)
United States Dollar–Note holders loan & Investec
Less than 3 months	750	5,393	(420)
3 Months	750	5,393	(420)
6 months	3,100	25,573	(5,021)
1 year	31,250	245,217	(38,037)
>3 year	46,800	453,062	(142,790)

Total	82,650	734,638	(186,690)

Note:	In respect of a US$83 million (2009: US$60 million) loan liability of Exxaro Australia Sands Pty Limited, an economic hedge exists between US$ revenue and US$ borrowings. Accordingly, future sales proceeds to be applied to the repayment of US$ borrowings are recorded at the historical exchange rate effective at the date of loan draw down.

With respect to the above-mentioned cash flow hedges, the future expected cash flows are represented below:

	2011 R’000	2012 R’000	>2012 R’000	Total R’000
Expected future cash flows
— United States Dollar—Note holders loan & Investec	36,359	245,217	453,062	734,638
Expected gain/(loss) in profit or loss (at maturity)
— United States Dollar—Note holders loan & Investec			(111,379)	(111,379)

Foreign currency sensitivity

The following table summarises the impact a 10% increase in foreign currency rates would have on the combined financial statements relating to outstanding foreign currency denominated monetary items (cash balances, trade receivables, trade payables and loans). A positive number represents again whilst a negative number represents a loss.

	Profit or (loss)			Equity
	2011 R’000	2010 R’000	2009 R’000	2011 R’000	2010 R’000
US$	17,038	21,274	15,785	(40,615)	(34,869)
Euro	1,322	2,425	286

A 10% decrease in the rand against each foreign exchange rate would have an equal but opposite effect on the above, on the basis that all other variables remain constant.

For exports (US$), an increase/(decrease) in the exchange rate of the rand (ZAR) against the dollar (US$) (e.g. FEC taken out on exports at R7.94 : US$1, with actual rate coming out at R8.73 : US$1) represents a weakening/(strengthening) of the Rand against the US dollar, which results in a gain/(loss) incurred of R0,79.

The opposite applies for a decrease in the exchange rate.

For imports (Euro), an increase/(decrease) in the exchange rate of the Rand (ZAR) against the Euro (e.g., FEC taken out on exports at R10,00 : €1, with actual rate coming out at R11,00 : €1) represents a weakening/(strengthening) of the Rand against the Euro, which results in a loss/(gain) incurred of R1,00.

The opposite applies for a decrease in the exchange rate.

20.4.2.2 Interest rate risk management

The Exxaro Mineral Sands Operations is exposed to interest rate risk as it borrows and deposits funds at both fixed and floating interest rates on the money market. The risk is managed by maintaining an appropriate mix between fixed and floating rate borrowings taking into account future interest rate expectations.

The financial institutions chosen are subject to compliance with the relevant regulatory bodies.

The Exxaro Mineral Sands Operations’ interest rate risk arises from long-term borrowings. Borrowings issued at variable rates result in exposure to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates result in exposure to fair value interest rate risk.

The interest rate repricing profile is summarised below:

	1 -6 months R’000	7 -12 months R’000	Beyond 1 year R’000	Total borrowings R’000
At 31 December 2011:
Term borrowings (under the IFRS 7 scope)			2,617,453	2,617,453
% of total borrowings			100%	100%

	R’000	R’000	R’000	R’000
At 31 December 2010:
Term borrowings (under the IFRS 7 scope)	117,979	117,979	2,894,568	3,130,525
% of total borrowings	4%	4%	92%	100%

The Exxaro Mineral Sands Operations makes use of interest rate derivatives to hedge specific exposures in the interest rate repricing profile of existing borrowings.

The value of borrowings hedged by interest rate derivatives, the instruments used and the respective rates applicable to these contracts are as follows:

	Borrowings hedged R’000	Floating interest receivable %	Fixed interest payable %
Local
Interest rate derivatives beyond 1 year:
— Interest rate swaps	675	3m Jibar	11,1

The interest rate swap ceased at the end of November 2010.

The following table reflects the potential impact on earnings, given a movement in interest rates of 50 basis points:

	Interest rate			Interest rate
	2011 R’000	2010 R’000	2009 R’000	2011 R’000	2010 R’000	2009 R’000
Profit/(loss)	(4)	(18)	(18)	4	18	18

20.4.2.3 Price Risk

The Exxaro Mineral Sands Operations is exposed to equity securities price risk because of investments held by the Exxaro Rehabilitation Trust. The investment in the Exxaro Rehabilitation Trust is designated at fair value through profit and loss on the combined statement of financial position.

20.4.3 Liquidity Risk Management

Liquidity risk is the risk that the Exxaro Mineral Sands Operations will not be able to meet its financial obligations as they fall due. The Exxaro Mineral Sands Operations’ approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under normal and stressed conditions, without incurring unacceptable losses or risking damage to the Exxaro Mineral Sands Operations’ reputation.

The ultimate responsibility for liquidity risk management rests with the board of directors, which has built an appropriate liquidity risk management framework for the management of the Exxaro Mineral Sands Operations’ short, medium and long-term funding and liquidity management requirements.

The Exxaro Mineral Sands Operations manages liquidity risk by monitoring forecast cash flows in compliance with loan covenants and ensuring that adequate unutilised borrowing facilities are maintained. The Exxaro Mineral Sands Operations aims to cover at least its net debt requirements through long-term borrowing facilities.

Financial guarantee liabilities are initially recognised at their fair value, and the initial fair value is amortised over the life of the financial guarantee. The guarantee liability is subsequently carried at the higher of this amortised amount and the present value of any expected payment if a payment under the guarantee has become probable.

Financial guarantees are included within other liabilities.

All guarantees currently accounted for relates to operational guarantees.

The Exxaro Mineral Sands Operations’ capital base, the borrowing powers of the Exxaro Mineral Sands Operations and the Exxaro Mineral Sands Operations were set at 125% of shareholders’ funds for the 2011, 2010 and 2009 financial years.

Standard payment terms for the majority of trade payables is the end of the month following the month in which the goods are received or services are performed.

A number of trade payables do however have shorter contracted payment periods.

To avoid incurring interest on late payments, financial risk management policies and procedures are entrenched to ensure the timeous matching of orders placed with goods received notes or services acceptances and invoices.

Maturity profile of financial instruments

The following table details the Exxaro Mineral Sands Operations’ contractual maturities of financial liabilities:

	Carrying amount R’000	Contractual cash flows R’000	Maturity
			0-12 months R’000	1-2 years R’000	2-5 years R’000
2011
Financial liabilities
Interest-bearing borrowings	638,232	730,961	294,452	286,339	150,170
Trade and other payables	570,198	570,198	570,198
Amounts due to related parties	9,400,962	9,608,403	8,015,269	1,593,134

	10,609,392	10,909,563	8,879,919	1,879,473	150,170

Derivative financial liabilities (Included in the above)
Foreign exchange forward contracts used for hedging
–Sell (Rands inflow)	986,582
Other forward exchange contracts
–Buy (Rands outflow)	105,796

	Carrying amount R’000	Contractual cash flows R’000	Maturity
			0-12 months R’000	1-2 years R’000	2-5 years R’000
2010
Financial liabilities
Interest-bearing borrowings	783,957	904,411	311,380	392,778	200,253
Trade and other payables	518,855	518,855	518,855
Amounts due to related parties	8,561,853	8,933,779	6,790,649	2,143,129

	9,864,665	10,357,046	7,620,885	2,535,907	200,253

Derivative financial liabilities (Included in the above)
Foreign exchange forward contracts used for hedging
–Sell (Rands inflow)	510,000
Other forward exchange contracts
–Buy (Rands outflow)	15,000

20.4.4 Credit Risk Management

Credit risk relates to potential default by counterparties on cash and cash equivalents, investments, trade receivables and hedged positions. The Exxaro Mineral Sands Operations limits its counterparty exposure arising from money market and derivative instruments by only dealing with well-established financial institutions of high credit standing. The Exxaro Mineral Sands Operations exposure and the credit ratings of its counterparties are continuously monitored and the aggregate value of transactions concluded are spread amongst approved counterparties. Credit exposure is controlled by counterparty limits that are reviewed and approved by the board annually.

Trade receivables consist of a number of customers with whom Exxaro has long-standing relationships. A high portion of term supply arrangements exists with such clients resulting in limited credit exposure which exposure, where dictated by customer credit worthiness or country risk assessment, is further mitigated through a combination of confirmed letters of credit and credit risk insurance.

Exxaro establishes an allowance for non-recoverability or impairment that represents its estimate of incurred losses in respect of trade and other receivables and investments. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for Exxaro Mineral Sands Operations of similar assets in respect of losses that have historical data of payment statistics for similar financial assets.

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. None of the financial instruments below was held as collateral for any security provided.

The maximum exposure to credit risk at both reporting dates was equal to the carrying value of financial assets for the Exxaro Mineral Sands Operations.

Detail of the trade receivables credit risk exposure:

	2011%	2010%
By industry
Manufacturing (including structural metal and steel)	27	29
Merchants	10	10
Pigment, ceramics, chemicals	60	60
Other	3	1

	100	100

By geographical area
South Africa	3	3
Europe	30	21
Asia	7	23
USA	6	9
Australia	42	42
Other	12	2

	100	100

The Exxaro Mineral Sands Operations does not have any significant credit risk exposure to any single counterparty or any Exxaro Mineral Sands Operations of counterparties having similar characteristics.

Financial guarantees are contracts that require the Exxaro Mineral Sands Operations to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument.

The carrying amount of the financial assets at reporting date was:

	2011 R’000	2010 R’000
Neither past due nor impaired	4,758,862	1,651,778

—trade and other receivables	1,593,133	1,021,255
—other financial assets	158,486	126,654
—derivative financial instruments	8,980	84,991
—cash and cash equivalents	2,998,263	418,879
Past due or impaired
—trade and other receivables		210

Total financial assets	4,758,862	1,651,989

The Exxaro Mineral Sands Operations strives to enter into sales contracts with clients which stipulate the required payment terms. It is expected of each customer that these payment terms are adhered to. Where trade receivables balances become past due, the normal recovery procedures are followed to recover the debt, where applicable new payment terms may be arranged to ensure that the debt is fully recovered. Therefore the credit quality of the above assets deemed to be neither past due nor impaired is considered to be within industry norm.

There were no financial assets with renegotiated terms during the 2011, 2010 or 2009 reporting periods.

Trade and other receivables age analysis

	2011 R’000	2010 R’000	2009 R’000
Past due and impaired
>180 days overdue		210	168

Total carrying amount of financial instruments past due or impaired		210	168

Before the financial instruments can be impaired, they are evaluated for the possibility of any recovery as well as the length of time at which the debt has been long outstanding.

Loans and receivables designated at fair value through profit or loss

The Exxaro Mineral Sands Operations had no loans and receivables designated as at fair value through profit or loss during the period.

Collateral

No collateral was held or pledged by the Exxaro Mineral Sands Operations as security over its financial assets as of December 31, 2011 or 2010.

Guarantees

The Exxaro Mineral Sands Operations did not during the period obtain financial or non-financial assets by taking possession of collateral it holds as security or calling on guarantees.

There were no guarantees provided by banks to secure financing as of December 31, 2011 or 2010.

For all other guarantees, refer to note 22 on contingent liabilities.

Capital management

The Exxaro Mineral Sands Operations’ policy is to ensure that the Exxaro Mineral Sands Operations maintains a robust capital structure with strong financial metrics which can withstand a significant downturn in commodity cycles. Growth opportunities, debt levels and dividend distributions to shareholders are considered against this backdrop.

The capital base consists of net investment by Exxaro companies as disclosed, as well as shareholder’s loans and interest bearing borrowings. The board of directors is ultimately responsible for monitoring debt levels, return on capital as well as compliance with contractually agreed loan covenants.

During the year under review the Exxaro Mineral Sands Operations complied with all its contractually agreed loan covenants and there were no changes in the Exxaro Mineral Sands Operations’ approach to capital management during the year.

The Exxaro Mineral Sands Operations is not subject to externally imposed regulatory capital requirements.

21. EMPLOYEE BENEFITS

Retirement Funds

Independent funds provide retirement and other benefits for all permanent employees, retired employees, and their dependants. At the end of the financial year, the main defined contribution retirement funds to which Exxaro Mineral Sands Operations was a participating employer, were as follows:

•	Exxaro Selector Funds;

•	Chamber of Mines, operating as a defined contribution fund;

•	Namakwa Sands Employees Provident Fund;

•	Sentinel Mining Industry Retirement Fund.

Members pay a contribution of 7%, with the employer’s contribution of 10% to the above funds, being expensed as incurred.

All funds registered in the Republic of South Africa are governed by the South African Pension Funds Act of 1956 (the Act).

Defined contribution funds

Membership of each fund at 31 December 2011, 2010 and 2009 and employer contributions to each fund were as follows:

	Working members 2011 Number	Working members 2010 Number	Working members 2009 Number	Employers Contributions 2011 R’m	Employer Contributions 2010 R’m	Employer Contributions 2009 R’m
—Exxaro Selector Funds;	663	662	689	16	16	14
—Chamber of Mines, operating as defined contribution fund;	1	1	1
—Namakwa Sands employees Provident Fund;	918	986	893	15	14	12
—Sentinel Mining Industry Retirement Fund.	82	87	88	5	5	5

	1,664	1,736	1,671	36	35	31

Due to the nature of these funds the accrued liabilities by definition equate to the total assets under control of these funds.

Medical Funds

The combined company contributes to medical aid schemes for the benefit of permanent employees and their dependants who choose to belong to one of a number of employer accredited schemes. The contributions charged against income amounted to R12.1 million (2010: R11 million) and (2009:R10.1 million) .

Defined benefit fund

The combined mineral sands operations have defined benefit obligations for the provision of post retirement medical benefits.

As part of the business combination with Namakwa Sands on October 1, 2008 a post-retirement medical obligation was acquired.

The post-retirement liability is of a defined benefit nature, and consists of an implicit promise to pay a portion of members’ postretirement medical aid contributions. This liability is also generated in respect of dependants who are offered continued membership of the medical aid on the death of the primary member, either pre- or post- retirement. This benefit, which is no longer offered, applied to employees employed prior to 2001 by Namakwa Sands. Contributions, if any, will be offset against the liability.

No contribution was made for the period ended December 31, 2011 (2010: Rnil).

The obligation represents a present value amount, which is actuarially valued on an annual basis. Any surplus or deficit arising from the valuation is recognised in the income statement. The provision is expected to be utilised over the expected lives of the participants of scheme.

The most recent actuarial valuations of the present value of the defined benefit obligation were carried out in November 2011.

The present value of the defined obligation, and the related current service cost and past service cost, were measured using the projected unit credit method.

The principal assumptions used for the purposes of the actuarial valuations were as follows:

	2011%	2010%	2009%
Discount rate	9.00	8.25	9.00
Inflation rate	6.25	5.50	5.75
Salary increase rate	7.75	6.75	6.75

Amounts recognised in profit or loss in respect of the defined benefit plan were as follows:

	2011 R’000	2010 R’000	2009 R’000
Current service cost	2,020	1,669	919
Actuarial gains	1,643	4,637	2,079
Interest on obligation	3,097	2,603	1,735

	6,760	8,909	4,733

The expense for the year is included in the employee benefits expense in the income statement.

Reconciliation of the opening and closing balances of the present value of the defined obligation:

	2011 R’000	2010 R’000	2009 R’000
Defined benefit obligation at beginning of year	37,685	29,056	24,543
Acquisition Namakwa Sands
Plus current service cost	2,020	1,669	919
Plus interest cost	3,097	2,603	1,735
Plus actuarial gains or less actuarial losses	1,643	4,637	2,079
Less benefits paid	311	280	220

Defined benefit obligation at end of year	44,134	37,685	29,056

Determination of estimated post-retirement expense for the next financial year:

	2012 R’000	2011 R’000	2010 R’000
Interest cost	3,955	3,095	1,669
Unrecognised actual losses in the year	2,687	2,350	2,883

Expense	6,642	5,445	4,552

Equity compensation benefits

The Exxaro Management Share Option Scheme has the following schemes included in the equity compensation benefits of its employees:

•	Long-term Incentive Plan (LTIP)

•	Share Appreciation Right scheme (SARs)

•	Empowerment Participation scheme (MPower)

•	Deferred bonus plan

Awards made by Exxaro Company to its own employees are accounted for as equity-settled in the company’s individual financial statements as it is providing its own equity instruments as settlement of the schemes, as well as in the consolidated group financial statements.

In the subsidiary accounts such as the combined Exxaro Mineral Sands Operations, the schemes are also accounted for as equity settled.

Deferred Bonus Plan (DBP)

DBP is to encourage directors and senior management to sacrifice a part of their bonuses for the purpose of acquiring shares in the company in exchange for an uplift in the number of shares received. Participants may sacrifice a percentage of their (post-tax) bonus in exchange for Exxaro shares at the ruling market price. The pledged shares are then held in trust for a three year period, thus until the vesting date of the matching award. At vesting date, the company will make an additional award of shares by matching the shareholding on a one-for-one basis (matching award). Participants will consequently become unconditionally entitled to both the original pledged shares as well as the matching award of shares.

A participant may at its election dispose of and withdraw the pledged shares from the scheme at any stage. However, if the pledged shares are withdrawn before the expiry of the pledge period, the participant forfeits the matching award.

The DBP is an equity settled scheme.

Long-term Incentive Plan (LTIP)

A LTIP is a conditional award of Exxaro shares offered to qualifying senior employees of the group. The shares vest after three years subject to certain performance conditions being met. The extent to which the performance conditions are met governs the number of shares that vest. LTIP is an equity settled scheme.

There are two performance conditions that determine the number LTIPs that vest:

•	The Total Shareholder Return (“TSR”) Condition This condition compares the TSR of Exxaro with the TSR of a peer group of companies. The peer group of companies is determined by the Nomination

Transformation, Remuneration, Human Resources Committee. TSR is defined to be the compound annual growth rate (“CAGR”) on a portfolio of Exxaro/peer group shares purchased at the end of the group’s financial year in which the grant is made, holding the shares, and reinvesting the dividends received from the portfolio in the same shares for three years, and then selling the portfolio at the end of the three years.

•

The Return on Capital Employed (“ROCE”) Condition The ROCE measure is a Return on Capital Employed measure with a number of adjustments as determined by the rules of the scheme. Initial targets are set based on existing ROCE performance in the base year of an LTIP and planned ROCE performance in the performance year (“target year”). The audited results for the previous financial year, with relation to the year in which the grants are made, is the base year and the third year after the base year is the target year.

50% of the grant is subject to the TSR condition and 50% is subject to the ROCE condition. Awards vests linearly between 30% and 100% for performance between the minimum and the maximum targets

Share Appreciation Right Scheme (SARS)

Participants obtain the right, if performance conditions are met, to receive a number of Exxaro shares to the value of the difference between the exercise price and the grant price. The performance condition relates to Headline Earnings per Share of the group and is calculated for a minimum and maximum performance condition. Performance between these targets will result in proportional vesting which will be calculated using a linear sliding scale between the minimum and maximum performance conditions. Grants have a vesting period of three years at which time the performance conditions are calculated. The vested grants will lapse after seven years from the grant date.

The SARS scheme is an equity settled share base payment.

MPower

Exxaro created an Employee Empowerment Participation Scheme in November 2006 whereby certain employees are given the opportunity to share in the growth of the company. Exxaro issued approximately 10,7m shares which was held in trust to the benefit of selected Exxaro employee beneficiaries. Employees are awarded equal share units in the trust which entitles them to dividends on the Exxaro shares in trust in the five-year period that ended in November 2011. The total distribution to be made by the trust is independent of the number of units allocated to employees, therefore as more units are allocated the benefits to the trust are split between participating employees. As a result, all equity instruments of the scheme are effectively granted upon first issue of units to a participant. Given this operation, the value of the scheme determined at the grant date represents the final scheme value to be recognised under IFRS 2. By the end of the five-year period or capital appreciation period, the Exxaro shares that employee beneficiaries have a right to through the share units awarded to them in the Trust, will be sold. The capital distribution is the profit that is made on these shares after they are sold and the outstanding loan (used to buy the shares) to Exxaro is settled. The MPower scheme is an equity-settled share based payment.

Details of the schemes:

Long-term Incentive Plan

		2011		2010		2009
		Number of instruments ‘000	Face value range[1] R	Number of instruments ‘000	Face value range[1] R	Number of instruments ‘000	Face value range[1] R
Outstanding at beginning of year		193	85.00-126.77	180	85.00-67.07	120	85.00-67.07
Issued during the year		47	163.95	55	126.77	85	67.07
Transferred during the year		13	85.00-126.77	(1)	85.00-67.07	(25)	85.00-67.07
Exercised during the year		(52)	168.00-177.99	(36)	113.50-131.90
Lapsed/cancelled during the year				(5)	102.14

Outstanding at end of the year		201	67.07-163.95	193	85.00-126.77	180	85.00-67.07

	Expiry date
Terms of outstanding at end of the year
	2011			52	85.00-112.45	94	85.00-112.45
	2012	92	67.07	86	67.07	86	67.07
	2013	59	136.77	55	126.77
	2014	50	163.95

		201		193		180

Face value range for instruments exercised during the year (R)
			168.00-177.99		113.50-131.90
Total value of shares outstanding (R million)		33.8		26.3		18.7

1	Face value is the volume weighted average price of the previous business day when the transaction is executed

Share Appreciation Right Scheme

		2011		2010		2009
		Number of instruments ‘000	Grant price range R	Number of instruments ‘000	Grant price range R	Number of instruments ‘000	Grant price range R
Outstanding at beginning of year		963	59.42-89.33	694	59.42-89.33	371	59.42-139.24
Issued during the year		277	150.66-185.92	318	126.77	392	67.07-89.33
Transferred during the year		(18)	59.42-89.33			(48)	59.42-139.24
Exercised during the year		(149)	59.42-112.45	(35)	60.60-112.35
Lapsed/cancelled during the year		(10)	60.60-126.77	(14)	112.35	(21)	112.35

Outstanding at end of the year		1,063	59.42-185.92	963	59.42-89.33	694	59.42-89.33

	Expiry date
Terms of outstanding at end of the year
	2014	51	59.42-67.46	74	59.42-67.46	124	59.42-67.46
	2015	117	62.83-139.24	244	62.83-139.24	244	62.83-139.24
	2016	425	63.45-89.33	408	63.45-89.33	326	63.45-89.33
	2017	246	126.77	237	126.77
	2018	224	150.66-185.92

		1,063		963		694

Face value range for instruments exercised during the year (R)			59.42-112.45		60.60-112.35
Total value of shares outstanding (R million)		178.6		131.3		71.9

Details of options vested but not sold during the year are as follows:
Number of shares		228,539		74,280		—
Share price range (R)		60.60-185.92		60.60-67.46		—

Deferred Bonus Plan

		2011		2010		2009
		Number of instruments ‘000	Share price range[2] R	Number of instruments ‘000	Share price range[2] R	Number of instruments ‘000	Share price range[2] R
Outstanding at beginning of year		10	101.88-88.95	7	101.88-88.95	4	86.45-111.88
Issued during the year		3	147.01-179.21	3	66.38-125.41	13	65.85-91.08
Transferred during the year						(10)	86.45-111.88
Exercised during the year		(2)	149.50-178.25	(0)	117.48
Lapsed/cancelled during the year

Outstanding at end of the year		11	66.39-179.21	10	101.88-88.95	7	101.88-88.95

	Expiry date
Terms of outstanding at end of the year
	2012	5	66.38-88.95	1	101.88-112.45	1	101.88- 112.45
	2013	3	112.68-125.41	6	66.38-88.95	6	66.38-88.95
	2014	3	147.01-179.21	3	88.95-125.41

		11		10		7

Face value range for instruments exercised during the year (R)			149.50-178.25		117.48
Total value of shares outstanding (R million)		1.9		1.3		0.7

2	Price at which the shares were bought / sold

FAIR VALUE OF EQUITY-SETTLED SHARE-BASED PAYMENT TRANSACTIONS WITH EMPLOYEES

In determining the fair value of services received as consideration for equity instruments, measurement is referenced to the fair value of the equity instruments granted.

A modified binomial tree model is used for the valuation of the SARS and Phantom Option Scheme while a Monte Cario Simulation model for the LTIP. The conditional matching awards granted in terms of the DBP are the economic equivalent of granting an Exxaro share, without dividend rights for the period from grant date to vesting date. Therefore the value of the DBP is equal to the grant date share price at the vesting date, less the present value of future dividends expected to be granted over the term of the scheme, multiplied by the pledged shares in the trust and the matching award.

		2011	2010	2009
		R	R	R
Weighted average fair value for grants during the year:
	SARS	68.37	48.34	22.53
	LTIP	59.04	106.36	54.35
	DBP	144.87	113.71	57.43
Inputs to the valuation models for:
SARS	Share price at valuation date (R)	170.00	126.84	74.20
	Weighted average option life (years)	7.00	7.00	7.00
	Exercise price (R)	163.95	126.77	67.07
	Expected volatility (%)(1)	42.20	42.39	43.22
	Dividend yield (%)	3.42	3.80	9.02
	Risk-free interest rate (%)	8.30	8.17	0.08
	Employee forfeiture rate (%)	5.73	4.14	9.97
LTIP	Share price at valuation date (R)	170.00	126.84	74.20
	Weight average option life (years)	3.00	3.00	3.00
	Expected volatility of Exxaro share (%)(1)	46.69	49.70	51.31
	Expected volatility of peer group share (average)(%)(1)	60.15	63.07	60.83
	Dividend yield (%)	3.22	1.94	6.41
	Risk-free interest rate (%)	7.32	7.29	7.82
	Employee forfeiture rate (%)	2.97	2.90	10.29
DBP	Share price at valuation date—February (R)	152.45	114.00	67.07
	Share price at valuation date—March (R)	165.56	125.90	69.24
	Share price at valuation date—August (R)	n/a	114.44	92.40
	Weighted average option life (years)	3.00	3.00	3.00
	Dividend yield—February (%)	3.59	1.98	6.48
	Dividend yield—March (%)	3.31	1.95	6.91
	Dividend yield—August (%)	n/a	2.24	5.25
	Risk-free Interest rate—February (%)	7.19	7.68	8.10
	Risk-free Interest rate—March (%)	7.37	7.35	7.85
	Risk-free Interest rate—August (%)	n/a	6.53	7.82
	Employee forfeiture rate (%)	—	—	—

(1)	Volatility is measured as the annualized standard deviation of the continuously compounded daily returns of the underlying share(s) under the assumption that the share price is log-normally distributed. The historical period used to determine the log returns and hence volatility is equal in length to the period from valuation date up to and including the maturity date, starting from the valuation date.

22. CONTINGENT LIABILITIES

	December 31,
	2011 R’000	2010 R’000
Contingent liabilities
Contingent liabilities at balance sheet date, not otherwise provided for in these annual financial statements, arising from:
—guarantees in the normal course of business from which it is anticipated that no material liabilities will arise[1]:	199,460	222,297
—Other[2]	59,800

1	The operational guarantees include the guarantees provided to the DMR with regards the operations’ ability to immediately rehabilitate the mining operations should the need arise. The increase in 2009 and 2010 is mainly attributable to guarantees to the Department of Mineral and Resources (DMR) in respect of environmental liabilities on immediate closure of mining operations.
2	Exxaro Investments (Australia) Pty Ltd (EIPL) received an assessment from the Office of State Revenue (a State Government body), indicating that EIPL is liable for A$7.2 million of stamp duty in respect of the “land-rich” assets associated with the 2005 acquisition of Ticor Ltd. EIPL is required to pay the amount within one month after assessment to avoid paying substantial penalties. Management believe there are strong grounds to appeal this decision and, on this basis, have not recognized a liability for the amount.

The Combined Mineral Sands operations are jointly and severally exposed to its share of the joint venture contingent liabilities.

The timing and occurrence of any possible outflows are uncertain.

23. COMMITMENTS

	December 31,
	2011 R’000	2010 R’000	2009 R’000
Capital commitments
Capital expenditure contracted for plant and equipment	341,654	203,604	221,646
Capital expenditure authorised for plant and equipment but not contracted	649,596	79,708	105,257
The above includes the Exxaro Mineral Sands Operations’ share of capital commitments of joint ventures	17,833	14,323	86,758

Capital expenditure will be financed from available cash resources, funds generated from operations and available borrowing capacity. The increase in 2011 is mainly due to capital expenditure commitments for Fairbreeze.

Operating lease commitments
The future minimum lease payments under non-cancellable operating leases are as follows:
–less than one year	20,590	21,487	23,096
–more than one year and less than five years	22,573	20,297	28,825
–more than five years		11

Total	43,163	41,795	51,921

Operating sublease receivable
Non-cancellable operating lease rentals are receivable as follows:
–less than one year	2,602	1,732	1,086
–more than one year and less than five years	650	3,052	2,983

Total	3,252	4,784	4,069

24. INVESTMENTS IN JOINT VENTURES

	2011 R’000	2010 R’000	2009 R’000
In Australia, the combined company’s interests are housed in Australia Sands, whose principle asset is the 50% Tiwest joint venture (with Tronox).
Aggregate post -acquisition reserves:
–joint ventures	4,505,042	2,809,951	2,849,181

Total	4,505,042	2,809,951	2,849,181

INVESTMENTS IN JOINT VENTURES AND OTHER INVESTMENTS

	Nature of business	Percentage holding
		2011%	2010%	2009%
JOINT VENTURES
Unincorporated
Tiwest	Titanium minerals and pigment production	50.00	50.00	50.00

The combined company’s effective share of statement of financial position, income statement and cash flow items in respect of the Tiwest joint venture is as follows:

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
INCOME STATEMENTS
Revenue	2,575,305	1,550,000	1,473,000
Operating expenses	(1,667,175)	(1,376,000)	(1,435,000)

NET OPERATING PROFIT	908,130	174,000	38,000
Net financing costs	36,589	(11,000)	(5,000)

PROFIT BEFORE TAX	944,719	163,000	33,000

Tax*
PROFIT FOR THE YEAR	944,719	163,000	33,000

Profit for the year attributable to owners of the parent	944,719	163,000	33,000

	December 31,
	2011 R’000	2010 R’000	2009 R’000
STATEMENT OF FINANCIAL POSITION
Non-current assets	2,571,523	2,505,000	2,237,000
Current assets	2,741,842	1,439,000	1,164,000

TOTAL ASSETS	5,313,365	3,944,000	3,401,000

Equity and liabilities
EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT	4,505,042	2,810,000	2,849,000
Non-current liabilities
Interest-bearing borrowings	40,334	141,000
Non-current provision	265,485	225,000	218,000
Deferred tax and other	(12,840)	408,000
Current liabilities
Interest-bearing borrowings	186,847	20,000
Accounts payable & Provisions	328,497	340,000	334,000

TOTAL EQUITY AND LIABILITIES	5,313,365	3,944,000	3,401,001

	Year ended December 31,
	2011 R’000	2010 R’000	2009 R’000
STATEMENT OF CASH FLOWS
Net cash flows from operating activities	757,734	118	282
Net cash flows from Investing activities	263,872	(423)	(546)
Net cash flows from financing activities	(350,025)	305	178
Foreign currency translations	102,245		(1)

Net decrease in cash and cash equivalents	773,826		(87)

*	Unincorporated joint venture

25. Non-Current Assets Classified As Held for Sale

The major classes of the assets classified as held for sale are as follows:

Financial assets	2,046

The investment in Ndzalama Game Reserve has been classified as held for sale during 2011. Completion of the sale transaction is expected to take place within 12 months. A partial disposal took place during the 12 months ended December 31, 2011, the proceeds of which were R4.5 million. Final divestment expected by end June 2012 with the sale to the Land Claims Commissioner.

26. Subsequent Events

Repayment of treasury loan

In January 2012 the Exxaro Mineral Sands Operations repaid R1,800 million to Exxaro Resources Limited (included in current operating amounts due to related parties).